Exhibit 10.24

EXECUTION VERSION

Up to €128,000,000

MEZZANINE FACILITY AGREEMENT

dated 13th November 2015

for

ARC GLOBAL II (MIDCO) S.À R.L.

as Borrower

arranged by

M&G INVESTMENT MANAGEMENT LIMITED

with

CBRE LOAN SERVICING LIMITED
acting as Agent and Security Agent

Linklaters

Ref: STMS

Linklaters LLP

CONTENTS

CLAUSE		PAGE

	SECTION 1
	INTERPRETATION
1.	Definitions and interpretation	1
	SECTION 2
	THE FACILITY
2.	The Facility	27
3.	Purpose	27
4.	Conditions of Utilisation	28
	SECTION 3
	UTILISATION
5.	Utilisation	30
	SECTION 4
	REPAYMENT, PREPAYMENT AND CANCELLATION
6.	Repayment	32
7.	Prepayment and cancellation	32
	SECTION 5
	COSTS OF UTILISATION
8.	Interest	36
9.	Interest Periods	36
10.	Fees	37
	SECTION 6
	ADDITIONAL PAYMENT OBLIGATIONS
11.	Tax gross-up and indemnities	38
12.	Increased costs	42
13.	Other indemnities	43
14.	Mitigation by the Lenders	45
15.	Costs and expenses	46
	SECTION 7
	BANK ACCOUNTS
16.	Bank accounts	47
	SECTION 8
	REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
17.	Representations	51
18.	Information undertakings	57
19.	Financial covenants	61
20.	General undertakings	62
21.	Property undertakings	70
22.	Events of Default	76
	SECTION 9
	CHANGES TO PARTIES
23.	Changes to the Lenders	81
24.	Changes to the Borrower	86

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	SECTION 10
	THE FINANCE PARTIES
25.	Role of the Agent, the Security Agent and the Arranger	87
26.	Application of proceeds	103
27.	Conduct of business by the Secured Parties	104
28.	Sharing among the Finance Parties	104
	SECTION 11
	ADMINISTRATION
29.	Payment mechanics	106
30.	Set-off	108
31.	Notices	109
32.	Calculations and certificates	110
33.	Partial invalidity	111
34.	Remedies and waivers	111
35.	Amendments and waivers	111
36.	Confidential Information	112
37.	Counterparts	116
	SECTION 12
	GOVERNING LAW AND ENFORCEMENT
38.	Governing law	117
39.	Enforcement	117

THE SCHEDULES

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THIS AGREEMENT is dated ______ November 2015 and made between:

(1)	ARC GLOBAL II (MIDCO) S.À R.L., a private limited liability company (société à responsabilité limitée), incorporated and existing under the laws of the Grand Duchy of Luxembourg with its registered office at 9A, boulevard Prince Henri, L-1724 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B201048 and having a share capital, as at the date of this Agreement, of EUR 15,000 (the “Borrower”);

(2)	M&G INVESTMENT MANAGEMENT LIMITED as mandated lead arranger the “Arranger”);

(3)	THE FINANCIAL INSTITUTIONS listed in Part I of Schedule 1 (The Original Parties and Properties) as lenders (the “Original Lenders”);

(4)	CBRE LOAN SERVICING LIMITED as agent of the other Finance Parties (the “Agent”); and

(5)	CBRE LOAN SERVICING LIMITED as security agent for the Secured Parties (the “Security Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceptable Bank” means:

(a)	a bank or financial institution which has a rating for its long term unsecured and non - credit enhanced debt obligations of A or higher by Standard & Poor’s Ratings Services or Fitch Ratings, Ltd. or A2 or higher by Moody’s Investors Service, Inc or a comparable rating from an internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Agent (acting on the instructions of the Majority Lenders).

“Account” means each Debt Service Account, each Deposit Account and each General Account.

“Account Bank” means Société Generale Bank and Trust S.A., or any replacement account bank with which the Accounts are held.

“Account Security Agreements” means each of the Luxembourg law security interest agreements granting security over the relevant Accounts entered into or to be entered into by the Borrower in favour of the Security Agent in an agreed form.

“Additional Acquisition Properties” means a property or shares in a property owning company to be acquired by a member of the Group pursuant to Clause 20.18 (Pipeline Properties).

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“Additional Asset-Level Finance Documents” means any additional asset-level finance document entered into in connection with paragraph (c) of Clause 20.17 (Asset-Level Finance Documents).

“Additional Downstream Debt” means any Financial Indebtedness incurred by a direct or indirect Subsidiary of the Borrower to the Borrower for the purposes of funding the acquisition of a property pursuant to the terms of this Agreement and shall include, following the novation or transfer of the rights of the Shareholder and / or Parent to the Borrower pursuant to Clause 20.21 (Conditions subsequent), the Transitional Intercompany Debt..

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agreement for Lease” means an agreement to grant an Occupational Lease for all or part of a Property.

“Allocated Loan Amount” means:

(a)	with respect to an Initial Property or an Immediate Pipeline Property, the amount set opposite that Property in Part II or, as applicable, Part III of Schedule 1 (The Original Parties and Properties); and

(b)	with respect to an Additional Acquisition Property, as agreed in writing with the Agent at the time of acquisition of that Additional Acquisition Property.

“Asset-Level Finance Documents” means the Initial Asset-Level Finance Documents and any Additional Asset-Level Finance Documents but excluding, for the avoidance of doubt, the Excluded Asset-Level Finance Documents.

“Asset-Level Finance Parties” means each of the creditors and/or agents under the Asset-Level Finance Documents.

“Asset-Level FX Trade - Dundee” means the foreign exchange hedging transaction entered into by the Shareholder in respect of Rental Income received by ARC NCKWYDE001, LLC relating to the Property at 3 Fulton Road, Kingsway West, Dundee, Scotland.

“Asset-Level Liabilities” means the aggregate amount of:

(a)	the Asset-Level Loans and all other amounts outstanding under the Asset-Level Finance Documents; and

(b)	any corporate income tax liabilities of any member of the Group in excess of €2,500,000,

(in each case unless the Agent (acting reasonably) is satisfied that there is cash in the Group which is allocated to pay a particular liability) and provided that, for the avoidance of doubt, the Excluded Asset-Level Liabilities shall not be included.

“Asset-Level Loans” means the aggregate principal (including capitalised interest) outstanding under the Asset-Level Finance Documents.

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“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Asset Management Agreement” means the global service provider agreement dated 3 July 2014 between American Realty Capital Global II Advisors, LLC, Moor Park Capital (Jersey) Limited, America Realty Capital Global II Properties, LLC, American Realty Capital Global II Special Limited Partnership, LLC, America Realty Capital Global Trust II, Inc, American Realty Capital Global II Operation Partnership, L.P. and the local entities set forth therein.

“Asset Manager” means Moor Park Capital (Jersey) Limited, or any other asset manager appointed by the Borrower or any other member of the Group in accordance with Clause 21.8 (Property Managers and Asset Managers).

“Availability Period” means the period from and including the date of this Agreement to and including, in respect of the first Utilisation, 20 November 2015, and thereafter the date which is 31 March 2016 or, in respect of a Utilisation to fund an Additional Acquisition Property, such other date as is agreed by the Lenders.

“Available Commitment” means a Lender’s Commitment minus:

(a)	the amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Borrower Intercompany Pledge” means the Luxembourg law security interest agreement granting security over intercompany loans owed to the Parent from the Borrower in favour of the Security Agent, entered into by the Parent, the Security Agent and in the presence of the Borrower in an agreed form.

“Borrower Share Pledge” means the Luxembourg law security interest agreement granting security over the shares in the Borrower in favour of the Security Agent entered into by the Parent, the Security Agent and in the presence of the Borrower in an agreed form.

“Budget” means a budget provided in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders) on or before the first Utilisation Date setting out (amongst other things):

(a)	projected expenditure for the Properties and the Borrower;

(b)	any non-recoverable costs (if any);

(c)	Corporate Holding Operating Costs; and

(d)	Corporate Income Tax,

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for the period from the first Utilisation Date to the Termination Date and any updates to that Budget approved by the Agent (acting on the instructions of the Majority Lenders) in accordance with Clause 18.9 (Budget).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and Luxembourg.

“Cash Sweep Amount” means all amounts transferred into a Deposit Account pursuant to paragraph (e)(v) of Clause 16.3 (Debt Service Account).

“Cash Sweep Event” means, on any date, Projected DSCR is less than 155 per cent.

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading ” Commitment” in Part I of Schedule 1 (The Original Parties and Properties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement, or increased pursuant to any Increase Request and Clause 3.3 (Increase Requests).

“Compensation Prepayment Proceeds” means the proceeds of all compensation and damages for the compulsory purchase of, or any blight or disturbance affecting, any Property (other than an Excluded Additional Acquisition Property) that are not required to be applied in prepayment of the Asset-Level Loans or otherwise are restricted from being upstreamed pursuant to any Asset-Level Finance Document.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Borrower, the Parent, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 36 (Confidential Information); or

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(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Borrower and the Agent.

“Corporate Holding Costs” means the corporate holding costs of the members of the Group (including any recharges of the same from the Parent or the Shareholder), as set out in the applicable Budget.

“Corporate Income Tax” means any corporate income or similar tax payable by a member of the Group and set out in the applicable Budget.

“CTA” means the Corporation Tax Act 2009.

“Debt Service Account” means the GBP Debt Service Account or the Euro Debt Service Account.

“Default” means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Deposit Account” means the GBP Deposit Account or the Euro Deposit Account.

“Disposal Proceeds” means the Net Disposal Proceeds derived from the disposal of a Property or the shares in member of the Group and required to be applied in prepayment of the Loans in accordance with paragraph (c) of Clause 20.4 (Disposals).

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

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(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Downstream Debt” means the Initial Downstream Debt and any Additional Downstream Debt.

“Duty of Care Agreement” means a duty of care agreement entered into or to be entered into by a Property Manager, an Asset Manager, the Borrower and the Security Agent in an agreed form.

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any Propco conducted on or from the Properties owned or used by that Propco.

“Euro Debt Service Account” means the Account designated as such under Clause 16.1 (Designation of Accounts) and includes any replacement of that Account.

“Euro Deposit Account” means the Account designated as such under Clause 16.1 (Designation of accounts) and includes any replacement of that Account.

“Euro General Account” means the account designated as such under Clause 16.1 (Designation of Accounts) and includes any replacement of that Account.

“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default).

“Excluded Additional Acquisition Property” means the Luxembourg Property and any Additional Acquisition Property in respect of which the Borrower has requested the Lenders to

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provide finance pursuant to paragraph (a)(iv) of Clause 21.18 (Pipeline Properties) and Clause 3.3 (Increase Request) and the Lenders elected not to provide such finance.

“Excluded Asset-Level Finance Documents” means the finance documents entered into by a member of the Group in relation to the financing or refinancing of an Excluded Additional Acquisition Property.

“Excluded Asset-Level Liabilities” means the aggregate amount of Financial Indebtedness outstanding under the Excluded Asset-Level Finance Documents.

“Excluded Propco” means a Propco which owns an Excluded Additional Acquisition Property.

“Excluded Recovery Proceeds” means any proceeds of a Recovery Claim that are either:

(a)	required to be applied in prepayment of the Asset-Level Loans or otherwise are restricted from being upstreamed pursuant to any Asset-Level Finance Document; or

(a)	which the Borrower notifies the Agent are, or are to be, applied:

(i)	to satisfy (or reimburse a member of the Group which has discharged) any liability, charge or claim upon that member of the Group by a person which is not member of the Group or an Affiliate of a member of the Group; or

(ii)	in the replacement, reinstatement and/or repair of assets of a member of the Group which have been lost, destroyed or damaged,

in each case as a result of the events or circumstances giving rise to that Recovery Claim, if those proceeds are so applied as soon as possible (but, in any event, within 90 days or such longer period as the Majority Lenders may agree) after receipt.

“Facility” means the term loan facility made available under this Agreement as described in Clause 2.1 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

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(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019;

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the code not falling within paragraphs (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between any of the Arranger, the Agent or the Security Agent and the Borrower setting out any of the fees referred to in Clause 10 (Fees).

“Finance Document” means this Agreement, any Security Document, any Duty of Care Agreement, any Fee Letter or any other document designated as such by the Agent and the Borrower.

“Finance Party” means the Agent, the Security Agent, the Arranger or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked-to-market value (or, if any actual amount is due as a result of the termination or close out of that derivative transaction, that amount) shall be taken into account);

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(h)	shares which are expressed to be redeemable (other than at the option of the issuer) prior to the Termination Date;

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“Fund Undertaking” means the procurement undertaking from the Shareholder dated on or about the date of this Agreement, entered into by the Shareholder, the Agent and the Security Agent.

“Funds Flow Memorandum” means the funds flow memorandum in the agreed form containing details of the flow of funds on the initial Utilisation Date.

“GAAP” means generally accepted accounting principles, standards and practices in Luxembourg, including IFRS.

“GBP Debt Service Account” means the Account designated as such under Clause 16.1 (Designation of Accounts) and includes any replacement of that Account.

“GBP Deposit Account” means the Account designated as such under Clause 16.1 (Designation of accounts) and includes any replacement of that Account.

“GBP General Account” means the account designated as such under Clause 16.1 (Designation of Accounts) and includes any replacement of that Account.

“General Account” means the GBP General Account or the Euro General Account.

“German Holdco Share Pledge” means the Luxembourg law security interest agreement granting security over the shares in ARC Global (Germany) Holdings S.a r.l. in favour of the Security Agent entered into by the Parent, the Security Agent and in the presence of ARC Global (Germany) Holdings S.a r.l. in an agreed form.

“Group” means the Parent and its Subsidiaries for the time being.

“Group Structure Chart” means Initial Group Structure Chart, as updated from time to time in accordance with Clause 18.6 (Notification of change in Group Structure Chart).

“Headlease” means a lease under which Propco holds title to any Property.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Immediate Pipeline Properties” means the properties listed in Part III of Schedule 1 (The Original Parties and Properties).

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“Increase Request” means a request by the Borrower to each of the Lenders to increase the Commitments in order to fund the acquisition of a Pipeline Property.

“Initial Asset-Level Finance Documents” means each of the documents listed in the schedule of initial asset-level finance documents provided as a condition precedent to the first Utilisation.

“Initial Downstream Debt” means the following loans in respect of which the Borrower is a creditor of a member of the Group as at the initial Utilisation Date:

(a)	ARC Global II (Midco) S.à r.l. to ARC INGAMNE001 LLC dated 11 November 2015 in the amount of €29,953,176;

(b)	ARC Global II (Midco) S.à r.l. to ARC NCKWYDE001 LLC dated 11 November 2015 in the amount of £8,940,554;

(c)	ARC Global II (Midco) S.à r.l. to ARC Global II Weilbach S.à r.l. dated 30 October 2015 in the amount of €8,497,500 (loan not made as at the date of this Agreement);

(d)	ARC Global II (Midco) S.à r.l. to ARC FWREAUK001 LLC dated 21 October 2015 in the amount of £34,387,500; and

(e)	ARC Global II (Midco) S.à r.l. to ARC FWREAUK001 LLC dated 21 October 2015 in the amount of £22,000,000.

“Initial Group Structure Chart” means the group structure chart provided as a condition precedent to the first Utilisation.

“Initial LTV Level” means 82.5 per cent.

“Initial Property” means a property listed in Part II of Schedule 1 (The Original Parties and Properties) and, where the context so requires, includes the buildings on that Property.

“Initial Valuation” means each of:

(a)	the report dated 13 May 2015 provided by CBRE in relation to the property located in Blois and let to Worldline SA;

(b)	the report dated 15 December 2014 provided by JLL in relation to the property located in Beychac-et-Caillau and let to Atac and Auchan;

(c)	the report dated 30 June 2015 provided by JLL in relation to the property located in Guipavas and let to DCNS;

(d)	the report dated 14 May 2015 provided by Strutt and Parker in relation to the property located in Reading and let to Foster Wheeler Energy Limited with a guarantee from Foster Wheeler LLC;

(e)	the report dated 30 June 2015 provided by Strutt and Parker in relation to the property located in Glasgow and let to William Collins Sons & Company Limited with a guarantee from Harper Collins Publishers Limited and News Corp UK & Ireland Limited;

(f)	the report dated 30 September 2015 provided by JLL in relation to the property located in Landersheim and let to IDLogistics with a guarantee from Ficopar SAS;

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(g)	the report dated 30 September 2015 provided by JLL in relation to the property located in Moreuil and let to IDLogistics with a guarantee from Ficopar SAS;

(h)	the report dated 30 September 2015 provided by JLL in relation to the property located in Landersheim and let to IDLogistics with a guarantee from Ficopar SAS;

(i)	the report dated 30 September 2015 provided by JLL in relation to the property located in Weilbach and let to IDLogistics with a guarantee from Ficopar SAS;

(j)	the report dated 29 January 2015 provided by JLL in relation to the property located in Amsterdam and let to ING Bank N.V.;

(k)	the report dated 19 February 2015 provided by Strutt and Parker in relation to the property located in Dundee and let to NCR Financial Solutions Group Limited with a guarantee from NCR Corporation;

(l)	the report dated 15 December 2014 provided by JLL in relation to the property located in Marseille and let to Pole Emploi; and

(m)	the report dated 15 January 2015 provided by JLL in relation to the property located in Rueil-Malmaison and let to Sagemcom,

in each case, supplied to the Agent as a condition precedent under this Agreement on or before the Utilisation Date.

“Insurance Prepayment Proceeds” means any proceeds of Insurances that are required to be paid into the Deposit Account in accordance with paragraph (i) of Clause 21.9 (Insurances).

“Insurances” means any contract of insurance required under Clause 21.9 (Insurances).

“Intercompany Debt” means any Financial Indebtedness that is owed by a Subsidiary of the Borrower to another Subsidiary of the Borrower.

“Interest Payment Date” means 1 January, 1 April, 1 July and 1 October in each year and the Termination Date, with the first Interest Payment Date being 1 April 2016. If, however, any such day is not a Business Day, the Interest Payment Date will instead be the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Intermediate Holdcos” means each of ARC Global II (France) Holdings S.à r.l., ARC Global II (Luxembourg) Holdings S.à r.l., ARC Global II (Netherlands) Holdings S.à r.l., ARC Global (Germany) Holdings S.à r.l. and ARC Global II (UK) Holdings S.à r.l.

“ITA” means the Income Tax Act 2007.

“Lease Document” means:

(a)	an Agreement for Lease;

(b)	an Occupational Lease; or

(c)	any other document designated as such by the Agent and the Borrower.

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“Lease Prepayment Proceeds” means any premium or other amount paid to a Propco (other than an Excluded Propco) in respect of any agreement to amend, supplement, extend, waive, surrender or release a Lease Document that are not required to be applied in prepayment of the Asset-Level Loans or otherwise are restricted from being upstreamed pursuant to any Asset - Level Finance Document.

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	the limitation of the enforcement of the terms of leases of real property by laws of general application to those leases;

(d)	similar principles, rights and remedies under the laws of any Relevant Jurisdiction; and

(e)	any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinions supplied to the Agent (and addressed to the Finance Parties) as a condition precedent under this Agreement on or before the first Utilisation Date.

“Lender” means:

(a)	any Original Lender; and

(b)	any other person which has become a Lender in accordance with Clause 23 (Changes to the Lenders),

which, in each case, has not ceased to be a Party in accordance with the terms of this Agreement.

“Limitation Acts” means the Limitation Act 1980, and the Foreign Limitation Periods Act 1984.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility, or the principal amount outstanding for the time being of that loan.

“Loan to Value” means, at any time (1) the aggregate of the Loans and the Asset-Level Liabilities, as a percentage of (2) the aggregate Market Value of the Properties (determined in accordance with the most recent Valuation of each Property at that time and, for the avoidance of doubt, excluding any Excluded Additional Acquisition Properties).

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Facility Agreement” means the £22,090,680 mezzanine facility agreement dated 13 May 2015 between M-C Investment Management Limited and ARC Global II DB Lux S.à r.l.

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“Luxembourg Property” means the property situated at 2 Boulevard Konrad Adenauer, 1115 Luxembourg.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to the reduction.

“Market Value” has the meaning given to that term in the current edition of the Royal Institution of Chartered Surveyors Appraisal and Valuation Standards (or such publication as may from time to time replace that publication).

“Material Adverse Effect” means, a material adverse effect on or material adverse change in:

(a)	the consolidated financial condition, assets or business of the Group taken as a whole;

(b)	the ability of the Borrower to perform and comply with its material obligations under any Finance Document;

(c)	the validity, legality or enforceability of any Finance Document; or

(d)	the validity, legality or enforceability of, or the effectiveness or ranking of any Security granted or purported to be granted pursuant to any of, the Finance Documents.

“Material Tenant” means each of:

(a)	Foster Wheeler, ING, HC, Sagemcom; and

(b)	in relation to any Additional Acquisition Property, any tenant which accounts for more than 10 per cent. of the total gross rental income of the Group following the relevant acquisition (it being understood that, for the avoidance of doubt, if any such tenant at any time subsequently accounts for less than 10 per cent. of the total gross rental income, it shall continue to be a “Material Tenant” for the purposes of this Agreement).

“Mezzanine LTPP” means, at any time, the aggregate of the Loans and the Asset-Level Liabilities as a percentage of the aggregate Net Purchase Price of the Properties (other than any Excluded Additional Acquisition Property).

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“MP Property Management Agreements” means:

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(a)	a property management agreement dated 2 October 2015 between Moor Park Capital Global II Advisors Limited and ARC FWREAUK001 LLC relating to a property located at Shinfield Park, Reading, RG2 9FW, UK;

(b)	a property management agreement dated 22 April 2015 between Moor Park Capital Global II Advisors Limited and ARC NCKWYDE001 LLC relating to a property located at The Discovery Centre, 3 Fulton Road, Dundee, DD2 4SW, UK;

(c)	a property management agreement dated 18 June 2015 between Moor Park Capital Global II Advisors Limited and ARC INGAMNE001 LLC relating to a property located at Haarlerbergweg 13-23, 1101 CH Amsterdam Zuidoost, The Netherlands;

(d)	a property management agreement dated 29 December 2014 between Moor Park Capital Partners LLP and ARC Global II Bordeaux relating to a property located in PEP du Bos Plan, Beychac et Caillau, France;

(e)	a property management agreement dated 29 December 2014 between Moor Park Capital Partners LLP and ARC Global II Marseille relating to a property located at 28 Rue Jobin, Belle de Mai, Marseille, France;

(f)	a property management agreement dated 12 February 2015 between Moor Park Capital Partners LLP and ARC Global II Rueil relating to a property located at 250 Route de l’Empereur, Rueil-Malmaison, France; and

(g)	a property management agreement dated 2 July 2015 between Moor Park Capital Global II Advisors Limited and ARC Global II Blois relating to a property located at 19-21 rue de la Vallee Maillard, 41000 Blois, France,

and any additional property management agreements entered into after the date of this Agreement in accordance with this Agreement.

“Net Disposal Proceeds” means the cash or cash equivalent proceeds (including, when received, the cash or cash equivalent proceeds of any deferred consideration, whether by way of adjustment to the purchase price or otherwise, and taking into account the cash value of any apportionment of Rental Income or other amount given or made to any purchaser or third person upon that sale, transfer or disposal) received by a member of the Group in connection with the sale, lease, transfer or other disposal by a Propco (other than an Excluded Propco) of any Property or by a member of the Group of the shares in a Propco (other than an Excluded Propco), after deducting:

(a)	fees and transaction costs properly incurred in connection with that sale, lease, transfer or disposal;

(b)	Taxes paid or reasonably estimated by the Borrower or the relevant other member of the Group to be payable (as certified by the Borrower to the Agent) as a result of that sale, lease, transfer or disposal; and

(c)	any amounts that are required to be applied in prepayment of the Asset -Level Loans or otherwise are restricted from being upstreamed pursuant to any Asset -Level Finance Document.

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“Net Purchase Price” means:

(a)	in relation to the Initial Properties, the amount set out next to that Initial Property in Part II of Schedule 2 (The Original Parties and Properties); and

(b)	in relation to any Pipeline Property, the aggregate net purchase price paid by members of the Group for that Property as agreed in writing with the Agent at the time of acquisition.

“Net Rental Income” means Rental Income other than Tenant Contributions.

“New Lender” has the meaning given to it in Clause 23.1 (Assignments and transfers by the Lenders).

“Occupational Lease” means any lease or licence or other right of occupation or right to receive rent to which a Property may at any time be subject and includes any guarantee of a tenant’s obligations under the same.

“Original Financial Statements” means:

(a)	in relation to the Parent, the most recent available consolidated management accounts of the Parent;

(b)	in relation to the Borrower, any interim management accounts available at the date of this Agreement; and

(c)	in relation to each other member of the Group, the unaudited financial statements for the period ending 1 October 2015 (to the extent available).

“Original Jurisdiction” means, in relation to any member of the Group, the jurisdiction under whose laws that member of the Group is incorporated as at the date of this Agreement.

“Parent” means ARC Global II S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated and existing under the laws of the Grand Duchy of Luxembourg with its registered office at 9A, boulevard Prince Henri, L -1724 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B196327.

“Participating Member State” means any member state of the European Union that adopts or has adopted, and in each case continues to adopt, the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Permitted Merger” means the “Permitted Merger” as defined in the Luxembourg Facility Agreement.

“Permitted Intercompany Debt” means:

(a)	the Subordinated Debt;

(b)	the Downstream Debt;

(c)	the Transitional Intercompany Debt; and

(d)	any Intercompany Debt.

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“Permitted Payment” means a payment by:

(a)	a wholly-owned Subsidiary of the Borrower or ARC Global (Germany) Holdings S.à r.l. to any other wholly-owned Subsidiary of the Borrower or ARC Global (Germany) Holdings S.à r.l.; and

(b)	a member of the Group to the Borrower pursuant to the Downstream Debt;

(c)	a payment by a member of the Group to the Shareholder in respect of the Asset -Level FX Trade - Dundee; and

(d)	the Borrower to the Parent out of moneys standing to the credit of the General Account,

in the case of paragraphs (a), (c), and (d) above, only in circumstances where no Default is continuing and no Default would result from the payment.

“Permitted Share Issue” means the issue of further shares in a member of the Group to its immediate Holding Company, provided that, where the existing shares in that member of the Group are subject to Transaction Security, any such further shares shall also be subject to Transaction Security.

“Pipeline Properties” means the Immediate Pipeline Properties and any Additional Acquisition Properties.

“Planning Law” means all laws and regulations of any Relevant Jurisdiction which:

(a)	control the development and use of land or buildings; or

(b)	protect buildings of historic importance.

“Projected DSCR ” means, as at any date, passing rental as a percentage of aggregate finance costs at that date. For the purposes of this definition:

(a)	“aggregate finance costs” means the aggregate amount of interest, principal and periodic fees payable to the Secured Parties under this Agreement and the Asset-Level Finance Documents in respect of Asset-Level Liabilities (including, without limitation, any amortisation payable or any amounts payable as a result of a cash sweep or default (in each case, howsoever described)) during any Relevant Period;

(b)	“passing rental” means, as at the first day of any Relevant Period, the passing net rental income that will be received on a regular basis by members of the Group (other than an Excluded Propco) under the Lease Documents during that Relevant Period;

(c)	in calculating finance costs for any Relevant Period, any amount payable or receivable by any member of the Group during that Relevant Period under any hedging agreements will be taken into account;

(d)	in calculating passing rental:

(i)	a break clause under any Lease Document will be deemed to be exercised at the earliest date available to the relevant tenant;

(ii)	net rental income will be ignored:

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(A)	if payable by a tenant that is a member of the Group or related to a member of the Group; and

(B)	if not payable under an unconditional and binding Lease Document;

(iii)	potential net rental income increases as a result of rent reviews will be ignored until unconditionally ascertained;

(iv)	net rental income payable by a tenant that is more than two Months in arrears on any of its rental payments will be ignored;

(v)	net rental income payable to a Propco will be reduced by the amount of any deduction or withholding for, or on account of, Tax from that net rental income;

(vi)	net rental income will be reduced by the amount of any fees paid to the Property Manager and Corporate Holding Costs projected to be paid in that Relevant Period;

(vii)	net rental income payable in respect of any Excluded Additional Acquisition Property will be ignored; and

(viii)	net rental income will be reduced by the amounts (together with any related VAT):

(A)	of ground rent and other sums payable under Headleases, rates and insurance premia;

(B)	in respect of costs and expenses incurred in complying with applicable laws and regulations relating to any Property;

(C)	in respect of management, maintenance, repair or similar fees, costs and expenses in relation to any Property; and

(D)	in respect of the provision of services relating to any Property,

to the extent that any of those items are not funded by the tenants, by way of Tenant Contributions or otherwise, under the Lease Documents;

(e)	in calculating aggregate finance costs, it shall be assumed that the Termination Date or any final repayment date under the Asset-Level Finance Documents has been extended to a date outside of the Relevant Period, such extension being on the same economic terms;

(f)	in calculating Projected DSCR, all amounts relating to an Excluded Additional Acquisition Property shall be ignored; and

(g)	the Borrower shall, at the request of the Agent, calculate Projected DSCR but if the Borrower does not provide a calculation when requested by the Agent or the Agent disagrees with the calculation provided, then the Agent may calculate Projected DSCR and that calculation of the Agent (as confirmed by the Majority Lenders) shall prevail over any calculation of the Borrower (absent manifest error).

“Propco” means a member of the Group which owns a Property.

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“Properties” means the Initial Properties and, following acquisition by a member of the Group, any Pipeline Properties.

“Property Manager” means Moor Park Global II Advisors Ltd as property manager appointed pursuant to the MP Property Management Agreements, or any other property manager appointed by the Borrower or any other member of the Group in accordance with Clause 21.8 (Property Managers).

“Property Report” means, in respect of any Property, any certificate of or report on title supplied to the Agent as a condition precedent under this Agreement on or before each Utilisation Date or otherwise provided to the Agent pursuant to this Agreement.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Security Assets.

“Recovery Prepayment Proceeds” means the proceeds of a claim (a “Recovery Claim”) against:

(a)	the vendor of the shares in any member of the Group any Property or any of its Affiliates (or any employee, officer or adviser); or

(b)	the provider of any Property Report or the provider of any other due diligence report (in its capacity as provider of the same) in connection with the acquisition, development, financing or refinancing of the shares in any member of the Group or any Property, except for Excluded Recovery Proceeds and any proceeds of a Recovery Claim relating to an Excluded Propco or an Excluded Additional Acquisition Property, and after deducting:

(i)	any reasonable expenses incurred by a member of the Group to a person who is not a member of the Group or an Affiliate of a member of the Group;

(ii)	any Tax incurred and required to be paid by a member of the Group (as reasonably determined by that a member of the Group on the basis of existing rates and taking into account any available credit, deduction or allowance), in each case in relation to that Recovery Claim.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Jurisdiction” means, in relation to the Borrower:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

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“Relevant Market” means the European interbank market and/or the London interbank market, as applicable.

“Relevant Period” means each period of three months commencing on any date on which it is to be tested.

“Rental Income” means the aggregate of all amounts paid or payable to or for the account of any member of the Group in connection with the letting, licence or grant of other rights of use or occupation of any part of a Property, including each of the following amounts:

(a)	rent, licence fees and equivalent amounts paid or payable;

(b)	any sum received or receivable from any deposit held as security for performance of a tenant’s obligations;

(c)	a sum equal to any apportionment of rent allowed in favour of any member of the Group;

(d)	any other moneys paid or payable in respect of occupation and/or usage of that Property and any fixture and fitting on that Property, including any fixture or fitting on that Property for display or advertisement, on licence or otherwise;

(e)	any sum paid or payable under any policy of insurance in respect of loss of rent or interest on rent;

(f)	any sum paid or payable, or the value of any consideration given, for the grant, surrender, amendment, supplement, waiver, extension or release of any Lease Document;

(g)	any sum paid or payable in respect of a breach of covenant or dilapidations under any Lease Document;

(h)	any sum paid or payable by or distribution received or receivable from any guarantor of any occupational tenant under any Lease Document;

(i)	any Tenant Contributions; and

(j)	any interest paid or payable on, and any damages, compensation or settlement paid or payable in respect of, any sum referred to above less any related fees and expenses incurred (which have not been reimbursed by another person) by any member of the Group.

“Repeating Representations” means each of the representations set out in Clause 17.1 (Status) to Clause 17.6 (Governing law and enforcement), paragraph (a) of Clause 17.11 (No default), paragraphs (d) and (e) of Clause 17.13 (Financial statements), Clause 17.14 (Pari passu ranking) to Clause 17.17 (Title to Property), Clause 17.20 (Centre of main interests and establishments), Clause 17.21 (Security) and Clause 17.23 (Ownership).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Required Rating” means in relation to an insurance company or underwriter, that insurance company or underwriter having a rating for its long-term unsecured and non-credit enhanced debt obligations of A or higher by Standard & Poor’s Ratings Services or Fitch Ratings, Ltd or A2

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or higher by Moody’s Investors Service, Inc, or a comparable rating from an internationally recognised credit rating agency.

“Secured Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Borrower to any Secured Party under each Finance Document;

“Secured Party” means a Finance Party, a Receiver or any Delegate.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Agreement” means a Security over the assets of the Borrower or, as applicable, the Parent entered into or to be entered into by the Borrower or, as applicable, the Parent in favour of the Security Agent in an agreed form.

“Security Asset” means all of the assets of the Borrower or, as applicable, the Parent which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Security Documents” means:

(a)	the Borrower Share Pledge;

(b)	the Borrower Intercompany Pledge;

(c)	German Holdco Share Pledge;

(d)	each Account Security Agreement;

(e)	the Fund Undertaking;

(f)	each Security Agreement in respect of the shares in each Intermediate Holdco (other than ARC Global II (Luxembourg) Holdings S.a r.l.);

(g)	any other document evidencing or creating Security over any asset to secure any obligation of the Borrower to a Secured Party under the Finance Documents; or

(h)	any other document designated as such by the Security Agent and the Borrower.

“Security Property” means:

(a)	the Transaction Security expressed to be granted in favour of the Security Agent as trustee for the Secured Parties and all proceeds of that Transaction Security;

(b)	all obligations expressed to be undertaken by the Borrower or, as applicable, the Parent to pay amounts in respect of the Secured Liabilities to the Security Agent as trustee for the Secured Parties and secured by the Transaction Security ,together with all representations and warranties expressed to be given by the Borrower or, as applicable, the Parent or any other person in favour of the Security Agent as trustee for the Secured Parties; and

(c)	any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the Finance Documents to hold as trustee on trust for the Secured Parties.

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“Shareholder” means ARC Global II Holdco LLC.

“Specified Time” means a day or time determined in accordance with Schedule 7 (Timetables).

“Sponsor” means American Realty Capital Global Trust II, Inc.

“Subordinated Debt” has the meaning given to the term “Junior Debt” in the Subordination Agreement.

“Subordination Agreement” means a subordination agreement to be entered into by, among others, the Parent, the Borrower and the Security Agent in an agreed form.

“Subsidiary” means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership, and “control” for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.

“Surplus NRI” means all Net Rental Income received by a member of the Group (other than in respect of an Excluded Additional Acquisition Property) other than amounts which are:

(a)	required to pay any amounts due to any Asset-Level Finance Parties;

(a)	not permitted to be upstreamed pursuant to the terms of any Asset-Level Finance Document;

(b)	required to be applied to meet the amount of any fees paid to the Property Manager under an MP Property Management Agreement, or the Asset Manager under an Asset Management Agreement, Corporate Holding Costs, Corporate Income Tax or to meet any other unfunded costs of the Group, in each case as permitted by this Agreement and detailed in a Budget;

(c)	required to be applied towards payment of ground rent and other sums payable under Headleases, rates and insurance premia;

(d)	required to be applied in respect of costs and expenses incurred in complying with applicable laws and regulations relating to any Property;

(e)	required to be applied towards maintenance or repair fees, costs and expenses in relation to any Property;

(f)	required to be applied towards making payments due under the Asset -Level FX Trade - Dundee; or

(g)	required to be applied towards the provision of services relating to any Property as detailed in a Budget.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Report” means:

(a)	a tax considerations report dated 5 November 2015; and

(b)	a European Assets report dated 15 October 2015,

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in each case, by Deloitte LLP confirming that the structure is tax transparent with the exception of corporate income tax paid at each asset owning company level.

“Tenant Contributions” means any amount paid or payable to a Propco (other than an Excluded Propco) by any tenant under a Lease Document or by any other occupier of a Property, by way of:

(a)	contribution to:

(i)	ground rent;

(ii)	insurance premia;

(iii)	the cost of an insurance valuation;

(iv)	a service or other charge in respect of a Propco’s costs (other than an Excluded Propco’s costs) in connection with any management, repair, maintenance or similar obligation or in providing services to a tenant of, or with respect to, a Property; or

(v)	a reserve or sinking fund; or

(b)	VAT.

“Termination Date” means the date which is 21 months after the first Utilisation Date.

“Total Commitments” means the aggregate of the Commitments, being the lower of:

(a)	€128,000,000;

(b)	the difference between 72.5 per cent. of the Net Purchase Price of the Properties and the amount of the Asset-Level Loans;

(c)	the difference between 72.5 per cent. of the Market Value of the Properties and the amount of the Asset-Level Loans; and

(d)	an amount such that the Projected DSCR at the initial Utilisation Date is not less than 2.20 per cent.

“Transaction Document” means:

(a)	a Finance Document;

(b)	the Asset-Level Finance Documents;

(c)	a Lease Document;

(d)	a Headlease; or

(e)	any other document designated as such by the Agent and the Borrower.

“Transaction Obligor” means:

(a)	the Borrower;

(b)	Parent; and

(c)	The Shareholder.

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“Transaction Security” means the Security created or evidenced, or expressed to be created or evidenced, under the Security Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Transitional Intercompany Debt” means the following loans:

(a)	€2,552,500 loan to ARC Global II Blois SCI dated 9 July 2015 originally made by ARC Global II Holdco LLC; and

(b)	€9,309,564 loan to ARC Global II (Holding) SCI dated 29 December 2014 originally made by ARC Global II Holdco LLC.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

“Valuation” means:

(a)	each Initial Valuation;

(b)	in respect of each Additional Acquisition Property, the valuation provided in accordance with Part II of Schedule 2 (Conditions Precedent); and

(c)	a valuation of a Property, or as the context requires, the Properties by the Valuer, supplied at the request of the Agent, addressed to the Secured Parties and prepared on the basis of the market value as that term is defined in the then current Statements of Asset Valuation Practice and Guidance Notes issued by the Royal Institution of Chartered Surveyors.

“Valuer” means:

(a)	in respect of an Initial Valuation, the provider of that Initial Valuation;

(b)	in respect of each Valuation of an Additional Acquisition Property, the surveyor or valuer appointed by the Agent (with the consent of the Borrower (not to be unreasonably withheld or delayed)) to provide such Valuation; or

(c)	any other surveyor or valuer appointed by the Agent.

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“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above or imposed elsewhere.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Party”, the “Security Agent” or any “Secured Party” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Borrower and the Agent or, if not so agreed, is in the form specified by the Agent;

(iii)	“assets” include present and future properties, revenues and rights of every description;

(iv)	“disposal” includes a sale, transfer, assignment, grant, lease, licence, declaration of trust or other disposal, whether voluntary or involuntary, and “dispose” will be construed accordingly;

(v)	a “Finance Document” or “Transaction Document” or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under that Finance Document or Transaction Document or other agreement or instrument;

(vi)	“guarantee” means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership or other entity (whether or not having separate legal personality);

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(ix)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(x)	a provision of law is a reference to that provision as amended or re-enacted;

(xi)	a time of day is a reference to London time;

(xii)	a reference in this Agreement or any other Finance Document to the Agent or Security Agent considering or providing approval or consent or making a request, or to an item or a person being acceptable to, satisfactory to, to the satisfaction of or approved by the Agent or Security Agent, is to be construed, unless otherwise specified, as a reference to that Agent or Security Agent taking such action or refraining from acting on the instructions of the Majority Lenders;

(xiii)	a reference in this Agreement or any other Finance Document to the Agent or Security Agent acting reasonably, or the Agent’s or Security Agent’s approval or consent not being unreasonably withheld or delayed or any document, report, confirmation or evidence being required to be reasonably satisfactory to the Agent or Security Agent, is to be construed, unless otherwise specified in this Agreement or such other relevant Finance Document, as the Agent or Security Agent acting on the instructions of the Majority Lenders; and

(xiv)	in any circumstance where the Agent or Security Agent is obliged to consult under the terms of the Finance Documents, “consult” shall be construed, unless otherwise specified, as a reference to the Majority Lenders instructing the Agent or Security Agent (as applicable) to consult with the Borrower in accordance with the terms of the relevant Finance Document and the Agent or Security Agent (as applicable) carrying out that consultation in accordance with the instructions it receives from the Majority Lenders.

(b)	The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	For the purposes of calculating Projected DSCR, Loan to Value, a Commitment or any other amount under this Agreement, amounts in sterling shall be converted into the euro amount on the basis of the applicable exchange rate published on the relevant Bloomberg page at closing on the Business Day immediately preceding the relevant date on which the conversion is to be calculated. If such page is not available, the Agent shall calculate the applicable exchange rate acting reasonably.

(d)	For the purposes of calculating Loan to Value, Mezzanine LTPP or any other financial covenant or ratio in this Agreement, for the five Business Days immediately following the first Utilisation Date, the outstanding amount of the Senior Loans shall be deemed to have been reduced by €42,000,000 and £9,825,000.

(e)	Section, Clause and Schedule headings are for ease of reference only.

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(f)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(g)	A Default or an Event of Default is “continuing” if it has not been remedied or waived.

(h)	Without prejudice to the generality of any provision of this Agreement, in this Agreement, where it relates to a Luxembourg entity, a reference to:

(i)	a winding up, administration, reorganisation or dissolution includes, without limitation, bankruptcy (faillite), insolvency, liquidation, composition with creditors (concordat préventif de la faillite), moratorium or suspension of payments (sursis de paiement), controlled management (gestion contrôlée), general settlement with creditors, reorganisation of similar laws affecting the rights of creditors generally.

(ii)	a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, compulsory manager, conservator or similar officer includes, without limitation, a juge délégué, commissaire, juge commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur,

(iii)	a lien or security interest includes any hypothèque, nantissement, gage, privilege, (sûreté réelle), droit de retention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;

(iv)	a person being unable to pay its debts includes that person being in a state of cessation de paiements;

(v)	by laws or constitutional documents includes its up to date (restated) articles of association (status coordonnés); and

(vi)	a director includes a gérant or an administrateur.

1.3	Currency symbols and definitions

Any reference in this Agreement to “Euro”, “euro”, “€” and “EUR” is to the lawful currency of the Participating Member States. “£” and “sterling” is to the lawful currency of the United Kingdom.

1.4	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Subject to Clause 35.3 (Other exceptions) but otherwise notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

(c)	Any Receiver, Delegate or any person described in paragraph (b) of Clause 25.11 (Exclusion of liability) may, subject to this Clause 1.4 and the Third Parties Act, rely on any Clause of this Agreement which expressly confers rights on it.

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SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower, a euro-denominated term loan facility (part of which may be utilised in sterling) in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility:

(a)	to assist the Group with the partial refinancing of the Initial Properties; and

(b)	towards the financing of the consideration payable by a member of the Group for the acquisition of the Immediate Pipeline Properties,

in each case in accordance with the applicable Funds Flow Memorandum; and

(c)	in respect of any surplus remaining following application under paragraphs (a) and (b) above, towards the general corporate purposes of the Group.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

3.3	Increase Requests

(a)	The Borrower may request the Lenders to increase the amount of the Commitments pursuant to an Increase Request in order to fund the acquisition of Additional Acquisition Properties.

(b)	Such request will be effective if:

(i)	all Lenders have consented to such request at their sole discretion; and

(ii)	any necessary amendments to the Finance Documents have been implemented.

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4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)	The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Utilisation if, on or before the Utilisation Date for that Utilisation, the Agent has received confirmation from all Lenders that all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) have been received by the Lenders in form and substance satisfactory to them or they have waived such requirement. Upon receiving such confirmation from each Lender, the Agent shall notify the Borrower that such documents and other evidence have been received in satisfactory form and substance.

(b)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

(c)	The Majority Lenders may instruct the Agent to refuse to accept a Utilisation Request if they believe that the notification for a Utilisation described in paragraph (a) above will not be capable of being given on or before the relevant Utilisation Date.

(d)	If on the proposed Utilisation Date the Agent has not issued the notification described in paragraph (a) above, then at the discretion of the Lenders, the relevant Loan may still be made.

(e)	The Lenders confirm to the Agent that to the extent that they fund their participation in any Loan directly to the destination specified in the relevant Utilisation Request, the Agent will not have any liability for non-receipt of such funds by the intended recipient.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if:

(a)	on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	in relation to a Utilisation in euros, the proposed Loan does not exceed the difference between 80 per cent. of the aggregate Net Purchase Price of all the Properties and the amount of the Asset-Level Loans (for these purposes, taking into account only Loans, Net Purchase Price and Asset-Level Loans denominated in euros);

(ii)	in relation to a Utilisation in sterling, the proposed Loan does not exceed the difference between 80 per cent. of the aggregate Net Purchase Price of all the Properties and the amount of the Asset-Level Loans (for these purposes, taking into account only Loans, Net Purchase Price and Asset-Level Loans denominated in sterling);

(iii)	in relation to any Utilisation, the proposed Loan does not exceed the difference between 72.5 per cent. of the aggregate Net Purchase Price of all the Properties and the amount of the Asset-Level Loans;

(iv)	no Default is continuing or would result from the proposed Loan; and

(v)	the Repeating Representations are true in all material respects;

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(b)	in relation to a Utilisation to fund the acquisition of a Pipeline Property:

(i)	the conditions set out in Clause 20.18 (Pipeline Properties) have been complied with; and

(ii)	the currency of the proposed Utilisation corresponds with the currency required in connection with the acquisition of a Pipeline Property.

4.3	Maximum number of Loans

A Borrower may not deliver a Utilisation Request if, as a result of the proposed Utilisation, more than four Loans (or, following an increase in Commitments under Clause 3.3 (Increase Request) such other number as may be agreed by the Borrower and the Agent) would be outstanding.

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SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

A Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it specifies the purpose of the Loan;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period;

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iv)	it specifies the account and bank (which must be in the principal financial centre of the country of the currency of the Utilisation or, in relation to a Utilisation in euro, in a principal financial centre in such Participating Member State or London) to which the proceeds of the Utilisation are to be credited.

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be either euro or sterling.

(b)	The amount of the proposed Loan must be an amount which is not more than the Available Facility and which is:

(i)	in respect of a Utilisation in sterling, a minimum of £5,000,000; and

(ii)	in respect of a Utilisation in euro, a minimum of €5,000,000,

or, in each case, if less, the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan by the Specified Time.

(d)	As soon as practicable following each Utilisation in sterling, the Agent shall calculate and confirm to the Lenders and the Borrower the amount of the Commitment in euros utilised.

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5.5	Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

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SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of Loans

(a)	The Borrower shall repay the Loans on or before the first anniversary of the Initial Utilisation Date, such that:

(i)	the Mezzanine LTPP is not more than 77.5 per cent.; and

(ii)	the Loan to Value is not more than 77.5 per cent.

(b)	The Borrower shall repay the Loans and all other Secured Liabilities in full on the Termination Date.

6.2	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan, or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Available Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall repay that Lender’s participation in the Loans on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment shall be cancelled in the amount of the participation repaid.

7.2	Change of Control

(a)	If a Change of Control occurs:

(i)	the Borrower shall promptly notify the Agent upon becoming aware of that event;

(ii)	a Lender shall not be obliged to fund a Utilisation; and

(iii)	if a Lender so requires and notifies the Agent, the Agent shall, by not less than 10 days’ notice to the Borrower, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding amounts will become immediately due and payable.

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(b)	For the purpose of this Clause 7.2 paragraph (a) above, a “Change of Control” means:

(i)	the Sponsor ceases to have the power (whether by direct or indirect ownership of shares, proxy, contract, agency or otherwise) to cast or control the casting of at least 99.99 per cent. of the maximum number of votes that might be cast at a general meeting of the shareholders of the Borrower and/or the Parent; and/or

(ii)	the Shareholder ceases to hold beneficially (directly or indirectly) 100 per cent. of the issued share capital and shareholder debt of the Parent and the Borrower (excluding any part of the issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

7.3	Mandatory prepayment

The Borrower must apply the following amounts in prepayment of the Loans, and payment of prepayment fees and other amounts referred to in paragraph (b) of Clause 7.8 (Restrictions) at the time and in the order of application contemplated by Clause 7.4 (Application of mandatory prepayments):

(a)	all Cash Sweep Amounts;

(b)	the amount of Disposal Proceeds;

(c)	the amount of Lease Prepayment Proceeds;

(d)	the amount of Insurance Prepayment Proceeds;

(e)	the amount of Compensation Prepayment Proceeds; and

(f)	the amount of Recovery Prepayment Proceeds.

7.4	Application of mandatory prepayments

All amounts referred to in paragraph (b) of Clause 7.3 (Mandatory prepayment) shall be applied on the date provided for in accordance with paragraph (d) of Clause 16.4 (Deposit Account), as follows:

(a)	in or towards prepayment of the Loans pro rata; and

(b)	in or towards payment of prepayment fees and any other amount that is or will become due and payable in accordance with paragraph (b) of Clause 7.8 (Restrictions) as a result of those prepayments.

7.5	Voluntary cancellation

The Borrower may, if it gives the Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of €5,000,000) of the Available Facility. Any cancellation under this Clause 7.5 shall reduce the Commitments of the Lenders rateably.

7.6	Voluntary prepayment of Loans

(a)	The Borrower may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of €5,000,000).

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(b)	A Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero).

7.7	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender under a Finance Document is required to be increased under paragraph (c) of Clause 11.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 11.3 (Tax indemnity) or Clause 12.1 (Increased Costs),

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in the Loans.

7.8	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and subject to any Break Costs and any prepayment and cancellation fees payable under this Agreement without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loans and the Borrower shall not cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 7, it shall promptly forward a copy of that notice to either the Borrower or the affected Lenders, as appropriate.

(g)	If all or part of any Lender’s participation in a Loan is repaid or prepaid, an amount of that Lender’s Commitment (equal to the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this paragraph (g) shall reduce the Commitments of the Lenders rateably.

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(h)	Any prepayment of a Loan (other than a prepayment to a single Lender pursuant to Clause 7.1 (Illegality), Clause 7.2 (Change of control) or Clause 7.7 (Right of repayment and cancellation in relation to a single Lender)) shall be applied pro rata to each Lender’s participation in that Loan.

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SECTION 5

COSTS OF UTILISATION

8.	INTEREST

8.1	Calculation of interest

(a)	Subject to paragraph (b) below, the rate of interest on each Loan for each Interest Period is 8.25 per cent. per annum.

(b)	Following the occurrence of a Leverage Event, the rate of interest on each Loan advanced for the purpose of acquiring an Additional Acquisition Property shall immediately increase to 8.50 per cent. per annum for each Interest Period thereafter.

(c)	For the purpose of paragraph (b) above, a “Leverage Event” means the Mezzanine LTTP is greater than 77.5 per cent..

8.2	Payment of interest

The Borrower shall pay accrued interest on each Loan on each Interest Payment Date.

8.3	Default interest

(a)	If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is four per cent. per annum higher than the rate which would have been applied to the Loan in accordance with Clause 8.1 (Calculation of interest).

(b)	Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Agent.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount, but will remain immediately due and payable.

9.	INTEREST PERIODS

9.1	Length of Interest Periods

Each Interest Period for a Loan shall start on its Utilisation Date or (if already made) on the last day of its preceding Interest Period and end on the next Interest Payment Date.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.3	Consolidation of Loans

If two or more Interest Periods:

(a)	relate to Loans made in the same currency; and

(b)	end on the same date,

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those Loans will be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

10.	FEES

10.1	Upfront fee

The Borrower shall pay to the Original Lenders an upfront fee in the amount and at the times agreed in a Fee Letter.

10.2	Agency and monitoring fee

The Borrower shall pay to the Agent (for its own account) an agency monitoring fee in the amount and at the times agreed in a Fee Letter.

10.3	Security Agent fee

The Borrower shall pay to the Security Agent (for its own account) a security agency fee in the amount and at the times agreed in a Fee Letter.

10.4	Prepayment and cancellation fee

(a)	Subject to paragraph (c) below, the Borrower must pay to the Agent for each Lender a prepayment fee on the date of prepayment of all or any part of a Loan.

(b)	The amount of the prepayment fee, if the prepayment occurs within the first nine months of the relevant Utilisation Date for the relevant Loan, is equal to all interest which would have been due in respect of the amount prepaid for the nine months from the date of that prepayment less any interest already paid in respect of the amount prepaid at that time.

(c)	No prepayment fee shall be payable under this Clause 10.4 if the prepayment is made under paragraph (a) of Clause 6.1 (Repayment of Loans), Clause 7.1 (Illegality), Clause 7.7 (Right of repayment and cancellation in relation to a single Lender) or paragraph (d) of Clause 16.4 (Deposit Account) as it relates to the application of Cash Sweep Amounts.

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SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

11.	TAX GROSS-UP AND INDEMNITIES

11.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by the Borrower to a Finance Party under Clause 11.2 (Tax gross-up) or a payment under Clause 11.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 11 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

11.2	Tax gross-up

(a)	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that the Borrower must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender, it shall notify the Borrower.

(c)	If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required except if such Tax Deduction is to be made in accordance with the provisions of the Luxembourg law of 23 December 2005, as amended.

11.3	Tax indemnity

(a)	The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

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(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 11.2 (Tax gross-up); or

(B)	relates to a FATCA Deduction required to be made by a Party.

(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from the Borrower under this Clause 11.3, notify the Agent.

11.4	Tax Credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines (acting reasonably) that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

11.5	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Secured Party against any cost, loss or liability that Secured Party incurs in relation to all stamp duty, stamp duty land tax, registration and other similar Taxes payable in respect of any Finance Document, except that the Borrower shall not be liable to pay any Luxembourg registration duties due as a result of (x) voluntary registration, by or on behalf of any Secured Party of a Finance Document with the Administration de l’Enregistrement et des Domaines in Luxembourg when such registration is not required to maintain, preserve, establish or enforce the rights or benefits of that Secured Party under any Finance Document, or (y) court proceedings before a Luxembourg court or presentation before a public authority in Luxembourg (“autorité constituée”) not in connection with the maintenance, preservation, establishment or enforcement of the rights or benefits of the Secured Party under any Finance Document.

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11.6	VAT

(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the ” Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall promptly reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this Clause 11.6 to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

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(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

11.7	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently become aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

11.8	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

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(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.

12.	INCREASED COSTS

12.1	Increased Costs

(a)	Subject to Clause 12.3 (Exceptions), the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration, or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement: “Basel III” means:

(i)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“CRD IV” means:

(i)	Regulation (EU) No. 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(ii)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.

“Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

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which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

12.2	Increased Cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 12.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower as soon as reasonably practicable.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

12.3	Exceptions

(a)	Clause 12.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by Clause 11.3 (Tax indemnity) (or would have been compensated for under Clause 11.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (c) of Clause 11.3 (Tax indemnity) applied);

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(v)	attributable to the implementation or application of, or compliance with Basel III or CRD IV, or any other law or regulation which implements or applies Basel III or CRD IV (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates) regardless of the date enacted, adopted, issued or implemented.

(b)	In this Clause 12.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 11.1 (Definitions).

13.	OTHER INDEMNITIES

13.1	Currency indemnity

(a)	If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Borrower; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three Business Days of demand, indemnify each Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

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(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

13.2	Other indemnities

The Borrower shall, within three Business Days of demand, indemnify each Secured Party against any cost, loss or liability incurred by that Secured Party (and, to the extent reasonably possible, any third party costs pre-agreed with the Borrower and the Secured Parties as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by the Borrower to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Secured Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

13.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against:

(a)	any cost, expense (including legal fees reasonably incurred), loss or liability incurred by the Agent (and, to the extent acting reasonably possible, any third party costs pre-agreed with the Borrower and the Agent), as a result of:

(i)	investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

(b)	any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents.

13.4	Indemnity to the Security Agent

(a)	The Borrower shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, expense (including legal fees reasonably incurred), loss or liability incurred by any of them (and, to the extent reasonably possible, any third party costs pre-agreed with the Borrower and the Agent) as a result of:

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(i)	any failure by the Borrower to comply with its obligations under Clause 15 (Costs and expenses);

(ii)	any failure or delay by the Borrower in paying an amount due under any Finance Document (including, without limitation, all or any part of the Secured Liabilities);

(iii)	any failure of the Borrower to comply with any provision of the Transaction Documents;

(iv)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(v)	the taking, holding, preservation, protection or enforcement of the Transaction Security;

(vi)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;

(vii)	any default by the Borrower in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;

(viii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under the Finance Documents; or

(ix)	acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Security Property (otherwise, in each case, than by reason of the relevant Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct).

(b)	The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Security Assets in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 13.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

14.	MITIGATION BY THE LENDERS

14.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 11 (Tax gross-up and indemnities) or Clause 12 (Increased Costs), including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

14.2	Limitation of liability

(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 14.1 (Mitigation).

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(b)	A Finance Party is not obliged to take any steps under Clause 14.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

15.	COSTS AND EXPENSES

15.1	Transaction expenses

The Borrower shall, promptly on demand, and in any event, within three Business Days of such demand, pay each of the Agent, the Arranger and the Security Agent the amount of all costs and expenses (including legal fees subject to any pre-agreed caps) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) and, to the extent reasonably possible, pre-agreed with the Borrower and the Agent, in connection with the negotiation, preparation, printing, execution and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement or in a Security Document, and in connection with the administration or release of any Security created pursuant to any Security Document; and

(b)	any other Finance Document executed after the date of this Agreement.

15.2	Amendment costs

If:

(a)	the Borrower requests an amendment, waiver or consent; or

(b)	an amendment is required pursuant to Clause 29.9 (Change of currency),

the Borrower shall, within three Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including legal fees subject to any pre-agreed cap) reasonably incurred by the Agent or the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) and, to the extent reasonably possible, pre-agreed with the Borrower, in responding to, evaluating, negotiating or complying with that request or requirement.

15.3	Valuations

(a)	The Agent may request a Valuation of any Property or Properties (other than an Excluded Additional Acquisition Property) at any time.

(b)	The Borrower shall promptly on demand pay to the Agent the costs of a Valuation obtained by the Agent at any time when a Default or Cash Sweep Event is continuing or which evidences that a Default or Cash Sweep Event has occurred.

(c)	Any Valuation not referred to in paragraph (b) above will be at the cost of the Lenders.

15.4	Enforcement and preservation costs

The Borrower shall, within three Business Days of demand, pay to each Secured Party the amount of all costs and expenses (including legal fees) incurred by that Secured Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document or the Transaction Security and with any proceedings instituted by or against that Secured Party as a consequence of it entering into a Finance Document or taking or holding the Transaction Security, or enforcing those rights.

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SECTION 7

BANK ACCOUNTS

16.	BANK ACCOUNTS

16.1	Designation of accounts

(a)	The Borrower must maintain the following bank accounts:

(i)	a debt service account designated the “Euro Debt Service Account”;

(ii)	a debt service account designated the “GBP Debt Service Account”;

(iii)	a deposit account designated the “Euro Deposit Account”;

(iv)	a deposit account designated the “GBP Deposit Account”;

(v)	a current account designated the “Euro General Account”; and

(vi)	a current account designated the “GBP General Account”.

(b)	The Borrower may not, without the prior consent of the Agent, maintain any other bank account.

16.2	Account Bank

(a)	Subject to paragraphs (b) and (c) below, each Account must be held at the Account Bank, and the Account Bank must be an Acceptable Bank.

(b)	An Account must at any time be moved to another bank approved by the Lenders if the Account Bank ceases to be an Acceptable Bank and the Security Agent or the Lenders so request (acting reasonably) by giving 20 Business Days’ notice to the Borrower.

(c)	The replacement of an Account only becomes effective when the relevant bank agrees with the Agent and the Borrower, in a manner satisfactory to the Agent, to fulfil the role of the bank holding that Account.

16.3	Debt Service Account

(a)	The Security Agent has sole signing rights in relation to each Debt Service Account.

(b)	Subject to paragraph (c) below, the Borrower must ensure that all Surplus NRI is promptly upstreamed from the applicable member of the Group (having regard to the provisions of any Asset-Level Finance Document or Excluded Asset-Level Finance Document) and, in the case of any amounts in Euro, paid into the Euro Debt Service Account and, in the case of any amounts in sterling, paid into the GBP Debt Service Account.

(c)	If no Default or Cash Sweep Event is continuing, the Borrower shall be under no obligation to upstream Surplus NRI to the Euro Debt Service Account or the GBP Debt Service Account (without prejudice to the Borrower’s obligations to pay amounts due under the Finance Documents).

(d)	If any payment of any amount referred to in paragraph (b) above is paid into an Account other than the relevant Debt Service Account, that payment must be paid immediately into the relevant Debt Service Account.

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(e)	Except as provided in Clause 29.5 (Partial payments) and paragraph (g) below, on each Interest Payment Date, the Security Agent must withdraw from, and apply amounts standing to the credit of, each Debt Service Account, in the following order:

(i)	first, in or towards payment pro rata of any unpaid amounts owing to the Agent, the Arranger or the Security Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata to the Agent for the Lenders of any accrued interest and fees due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata to the Agent for the Lenders of any principal due but unpaid under this Agreement;

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid to the Secured Parties under the Finance Documents;

(v)	fifthly, if a Cash Sweep Event is continuing, payment into the relevant Deposit Account, to be applied in mandatory prepayment of the Loans; and

(vi)	sixthly, if no Default is continuing, payment of any surplus into the relevant General Account.

(f)	The Security Agent is obliged to make a withdrawal from a Debt Service Account in accordance with paragraph (e) above only if:

(i)	no Default is continuing; and

(ii)	the Repeating Representations are correct in all material respects and will be correct in all material respects immediately after the withdrawal.

16.4	Deposit Account

(a)	The Security Agent has sole signing rights in relation to each Deposit Account.

(b)	Any amounts required to be paid into a Deposit Account in accordance with paragraph (c) below shall, in the case of any amounts in Euro, be paid into the Euro Deposit Account and, in the case of any amounts in sterling, be paid into the GBP Deposit Account.

(c)

(i)	The Security Agent shall pay all Cash Sweep Amounts into the relevant Deposit Account in accordance with Clause 16.3 (Debt Service Account).

(ii)	The Borrower must ensure that all Disposal Proceeds are promptly upon receipt upstreamed and paid into the relevant Deposit Account.

(iii)	The Borrower must ensure that all Lease Prepayment Proceeds are promptly upon receipt upstreamed and paid into the relevant Deposit Account.

(iv)	The Borrower must ensure that all Insurance Prepayment Proceeds are promptly upon receipt upstreamed and paid into the relevant Deposit Account.

(v)	The Borrower must ensure that all Compensation Prepayment Proceeds are promptly upon receipt upstreamed and paid into the relevant Deposit Account.

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(vi)	The Borrower must ensure that all Recovery Prepayment Proceeds are promptly upon receipt upstreamed and paid into the relevant Deposit Account.

(d)	Except as provided in Clause 29.5 (Partial payments) and paragraph (e) below, on each Interest Payment Date, or earlier at the request of the Borrower if it gives the Agent not less than five Business Days’ notice, the Security Agent must withdraw from, and apply amounts standing to the credit of, a Deposit Account in accordance with paragraph (b) above in accordance with Clause 7.3 (Mandatory prepayment).

(e)	The Security Agent is obliged to make a withdrawal from a Deposit Account in accordance with paragraph (d) above only if:

(i)	no Default is continuing; and

(ii)	the Repeating Representations are correct in all material respects and will be correct in in all material respects immediately after the withdrawal.

16.5	General Account

(a)	Except as provided in paragraph (c) below, the Borrower has signing rights in relation to each General Account.

(b)	Except as provided in paragraph (c) below and subject to:

(i)	any restriction in any Subordination Agreement; and

(ii)	the requirement that amounts paid into a General Account for a particular purpose must be used for that purpose,

the Borrower may withdraw any amount from any General Account for any purpose.

(c)	At any time when an Event of Default is continuing, the Security Agent may:

(i)	operate the General Accounts;

(ii)	notify the Borrower that its rights to operate the General Accounts are suspended, such notice to take effect in accordance with its terms; and

(iii)	withdraw from, and apply amounts standing to the credit of, a General Account in or towards any purpose for which moneys in any Account may be applied.

16.6	Miscellaneous Accounts provisions

(a)	The Borrower must ensure that no Account goes into overdraft.

(b)	Any amount received or recovered by the Borrower otherwise than by credit to an Account must be held subject to the security created by the Finance Documents and immediately be paid to the relevant Account or to the Agent in the same funds as received or recovered.

(c)	If any payment is made into an Account in relation to which the Security Agent has sole signing rights which should have been paid into another Account, then, unless a Default is continuing, the Security Agent must, at the request of the Borrower and on receipt of evidence satisfactory to the Security Agent that the payment should have been made to that other Account, pay that amount to that other Account.

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(d)	The moneys standing to the credit of an Account may be applied by the Security Agent in payment of any amount due but unpaid to a Secured Party under the Finance Documents.

(e)	No Finance Party is responsible or liable to the Borrower for:

(i)	any non-payment of any liability of the Borrower which could be paid out of moneys standing to the credit of an Account; or

(ii)	any withdrawal wrongly made, if made in good faith.

(f)	The Borrower must, within five Business Days of any request by the Agent, supply the Agent with the following information in relation to any payment received in an Account:

(i)	the date of payment or receipt;

(ii)	the payer; and

(iii)	the purpose of the payment or receipt.

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SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17.	REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 17 to each Finance Party on the date of this Agreement.

17.1	Status

(a)	It is a limited liability corporation, duly incorporated and validly existing under the laws of the Grand Duchy of Luxembourg and having its principal and only place of business in Luxembourg .

(b)	It has the power to own its assets and carry on its business as it is being conducted.

17.2	Binding obligations

The obligations expressed to be assumed by it in each Transaction Document to which it is a party are, subject to the Legal Reservations, legal, valid, binding and enforceable obligations.

17.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents and the granting of the Transaction Security do not and will not conflict with or result in it breaching:

(a)	any material law or regulation applicable to it;

(b)	its constitutional or establishment documents; or

(c)	any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument which has or is reasonably likely to have a Material Adverse Effect.

17.4	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

17.5	Validity and admissibility in evidence

(a)	All Authorisations required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(ii)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect.

(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of the Borrower have been obtained or effected and are in full force and effect.

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17.6	Governing law and enforcement

(a)	The choice of the governing law of the Transaction Documents will be recognised and enforced in its Relevant Jurisdictions.

(b)	Any judgment obtained in relation to a Transaction Document in the jurisdiction of the governing law of that Transaction Document will be recognised and enforced in its Relevant Jurisdictions.

17.7	Deduction of Tax

(a)	It is not required to make any Tax Deduction imposed in Luxembourg from any payment it may make under any Finance Document except in respect of payments that would fall within the provisions of the Luxembourg law of 23 December 2005, as amended.

(b)	No Rental Income payable to any Propco (other than an Excluded Propco) is subject to a requirement to make a deduction or withholding for or on account of Tax from that Rental Income.

17.8	Tax affairs

(a)	No member of the Group is overdue in the filing of any Tax returns or filings (where a delay in filing a return or filing would result in any material penalties or fines) and it is not overdue in the payment of any material amount of, or in respect of, Tax (unless such payment is being contested in good faith).

(b)	No member of the Group is treated for any Tax purposes as resident in a country or jurisdiction other than its Original Jurisdiction, and neither does it have an agency, permanent establishment or permanent representative in any country or jurisdiction other than its Original Jurisdiction.

(c)	Notwithstanding paragraph (a) and (b) above, a member of the Group which is also a Delaware “Limited Liability Corporation” may migrate its tax residency to Luxembourg.

17.9	No filing or stamp taxes

Under the laws of its Relevant Jurisdiction, it is not necessary that the Finance Documents be registered, filed, recorded, notarised or enrolled with any court or other authority in that jurisdiction, or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, except (i) registration of particulars of the Security Documents and payment of associated fees (which registrations, filings, taxes and fees will be made and paid promptly after the date of the relevant Security Document), (ii) registration in case the Finance Documents are presented or used in proceedings before a Luxembourg court, or are exhibited or presented, either directly or by way of reference, before any official Luxembourg authority (autorité constituée), in which cases their registration may be ordered.

17.10	VAT

(a)	It is not a member of a value added tax group.

(b)	Each Propco (other than an Excluded Propco) who holds a Property situated in the UK has validly opted to tax that Property and received confirmation from H.M. Revenue & Customs that such option is acknowledged.

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17.11	No default

(a)	No Event of Default and, as at the date of this Agreement and each Utilisation Date, no Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, or the performance of its obligations under any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or a termination event (however described) under any other agreement or instrument which is binding on it or to which any of its assets are subject which has or is reasonably likely to have a Material Adverse Effect.

17.12	Information

(a)	All written, factual information supplied by it or on its behalf to any Finance Party in connection with the Transaction Documents and any reports delivered as condition precedents was true and accurate as at the date it was provided or as at any date at which it was stated to be given.

(b)	Any financial projections contained in the information referred to in paragraph (a) above have been prepared as at their date on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	To the best of its knowledge having made due and careful enquiry, it has not omitted to supply any information which, if disclosed, would make the information referred to in paragraph (a) above untrue or misleading in any respect.

(d)	As at each Utilisation Date, nothing has occurred since the date of the information referred to in paragraph (a) above which, if disclosed, would make that information untrue or misleading in any material respect.

17.13	Financial statements

(a)	The Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	The Original Financial Statements fairly represent its financial condition (or, as applicable, the financial condition of the Parent) as at the end of the relevant period and results of operations during the relevant period.

(c)	There has been no material adverse change in its business or financial condition since the date of the Original Financial Statements.

(d)	The most recent financial statements delivered pursuant to Clause 18.1 (Financial statements):

(i)	have been prepared in accordance with GAAP as applied to the Original Financial Statements; and

(ii)	fairly represent its financial condition (or, as applicable, the financial condition of the Parent) as at the end of the relevant financial year and operations during the relevant financial year).

(e)	Since the date of the most recent financial statements delivered pursuant to Clause 18.1 (Financial statements), there has been no material adverse change in its business, assets or financial condition.

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17.14	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.15	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against any member of the Group.

17.16	Valuation

(a)	All information supplied by it or on its behalf to the Valuer for the purposes of each Valuation was true and accurate as at its date or (if appropriate) as at the date (if any) at which it is stated to be given.

(b)	Any financial projections contained in the information referred to in paragraph (a) above have been prepared as at their date, on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	It has not omitted to supply any information to the Valuer which, if disclosed, would adversely affect the Valuation.

(d)	As at each Utilisation Date, nothing has occurred since the date the information referred to in paragraph (a) above was supplied which, if it had occurred prior to the Initial Valuation, would have adversely affected the Initial Valuation.

17.17	Title to Property

(a)	Each Propco (other than an Excluded Propco) which (i) is named as owner of each Initial Property in Part II of Schedule 1 (The Original Parties and Properties) or (ii) owns a Pipeline Property has good and marketable title to that Property, free from Security (other than those created by or pursuant to the Security Documents or the Asset-Level Finance Documents) and restrictions and onerous covenants (other than those created by or pursuant to the Asset-Level Finance Documents or as set out in the applicable Property Report in relation to that Property).

(b)	Except as disclosed in the Property Report relating to a Property (and disregarding for the purposes of this paragraph (b) any Excluded Propco and any Excluded Additional Acquisition Property):

(i)	there is no breach by a Propco of any law, regulation or covenant is outstanding which adversely affects or might reasonably be expected to adversely affect the value, saleability or use of a Property;

(ii)	there is no covenant, agreement, stipulation, reservation, condition, interest, right, easement or other matter whatsoever adversely affecting a Property;

(iii)	all facilities necessary for the enjoyment and use of each Property (including those necessary for the carrying on of its business at each Property) are enjoyed by each Property;

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(iv)	none of the facilities referred to in paragraph (iii) above are enjoyed on terms:

(A)	entitling any person to terminate or curtail its use of each Property; or

(B)	which conflict with or restrict its use of each Property;

(v)	the relevant Propco has not received any notice of any adverse claim by any person in respect of the ownership of each Property or any interest in it which might reasonably be expected to be determined in favour of that person, nor has any acknowledgement been given to any such person in respect of each Property; and

(vi)	each Property is held by the relevant Propco free from any lease or licence (other than those entered into in accordance with this Agreement).

17.18	Information for Property Reports

(a)	The information supplied by it or on its behalf to the lawyers who prepared any Property Report for the purpose of that Property Report was true and accurate as at the date of the Property Report or (if appropriate) as at the date (if any) at which it is stated to be given.

(b)	The information referred to in paragraph (a) above was at the date it was expressed to be given complete and did not omit any information which, if disclosed, would make that information untrue or misleading in any material respect.

(c)	As at each Utilisation Date, nothing has occurred since the date of any information referred to in paragraph (a) above which, if disclosed, would make that information untrue or misleading in any material respect.

17.19	No other business

The Borrower has not traded or carried on any business since the date of its incorporation except for:

(a)	the ownership of shares in the Intermediate Holdcos and loan arrangements with other members of the Group;

(b)	as at the date of this Agreement, it is not party to any material agreement other than the Transaction Documents and intercompany loan arrangements with other members of the Group;

(c)	as at the date of this Agreement:

(i)	the Parent does not have any Subsidiaries other than the Borrower; and

(ii)	the Borrower does not have any Subsidiaries other than the Intermediate Holdcos.

(b)	Neither the Borrower nor any other member of the Group:

(i)	has, or has had, any employees; or

(ii)	has any obligation in respect of any retirement benefit or occupational pension scheme.

17.20	Centre of main interests and establishments

(a)	For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), its centre of main interest (as that term is used in

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Article 3(1) of the Regulation) is situated in its Original Jurisdiction and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

(b)	It shall maintain its sole place of business in Luxembourg.

17.21	Security

The security conferred by each Security Document constitutes a first priority security interest of the type described, over the assets referred to, in that Security Document and those assets are not subject to any prior or pari passu Security.

17.22	Group structure

The applicable Group Structure Chart shows:

(a)	each member of the Group, any person in whose shares any member of the Group has an interest and any person which has an interest in any member of the Group (and, in each case, the percentage of the issued share capital held, and whether legally or beneficially by that member or person), as at the date of this Agreement;

(b)	all Permitted Intercompany Debt;

(c)	each Property;

(d)	the jurisdiction of incorporation or establishment of each person shown in it;

(e)	the borrowers and security providers in respect of the Asset-Level Finance Documents; and

(f)	the status of each person shown in it which is not a limited liability company or corporation.

17.23	Ownership

(a)	The shares in the capital of the Borrower and each other member of the Group whose shares are subject to the Transaction Security are issued, fully paid, non-assessable and freely transferable, and there are no moneys or liabilities outstanding or payable in respect of any such share.

(b)	No person has or is entitled to any conditional or unconditional option, warrant or other right to call for the issue or allotment of, subscribe for, purchase or otherwise acquire any share capital of any member of the Group (including any right of pre-emption, concession or exchange).

(c)	The constitutional documents of the Borrower and each other member of the Group whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of the shares of the Borrower (or, as applicable, that member of the Group) on creation or enforcement of the security conferred by the Security Documents.

17.24	Asset-Level Finance Documents

(a)	The Asset-Level Finance Documents:

(i)	contain all the material terms of the agreements and arrangements between the Asset - Level Finance Parties and the members of the Group in relation to the loan facility made under the Asset-Level Finance Documents; and

(ii)	are in full force and effect.

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(b)	No member of the Group is in, or is aware of any, breach of or default under any Asset -Level Finance Document.

(c)	Copies of all Asset-Level Finance Documents have been disclosed to the Agent.

17.25	Repetition

(a)	The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing:

(i)	on the date of each Utilisation Request;

(ii)	on each Utilisation Date; and

(iii)	on the first day of each Interest Period

(except that those contained in paragraphs (a) and (b) of Clause 17.13 (Financial statements) will cease to be so made once subsequent financial statements have been delivered under this Agreement).

(b)	The representations contained in paragraph (d) of Clause 17.12 (Information), Clause 17.16 (Valuation) and paragraph (c) of Clause 17.18 (Information for Property Reports) are deemed to be made by the Borrower by reference to the facts and circumstances then existing:

(i)	on the date of each Utilisation Request; and

(ii)	on each Utilisation Date.

(c)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

18.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Financial statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as they are available, but in any event within 180 days of the end of each of its financial years:

(i)	its financial statements for that financial year (to the extent these are prepared); and

(ii)	the consolidated financial statements of the Parent for that financial year; and

(b)	as soon as the same become available, but in any event within 90 days of the end of each half of each of its financial years:

(i)	its financial statements for that financial half year; and

(ii)	the consolidated financial statements of the Parent for that financial half year.

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18.2	Compliance Certificate

(a)	The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a)(i) or (b)(i) of Clause 18.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 19 (Financial covenants) as at the date as at which those financial statements were drawn up.

(b)	The Borrower shall supply to the Agent, with each quarterly report delivered pursuant to Clause 18.4 (Monitoring of Property), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 19 (Financial covenants) as at the Interest Payment Date falling immediately after the date of delivery of that report.

(c)	Each Compliance Certificate shall be signed by two directors of the Borrower or one director and a duly authorised signatory.

18.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 18.1 (Financial statements) shall be certified by a director of the relevant company as fairly representing its (or, as the case may be, its consolidated) financial condition as at the end of and for the period in relation to which those financial statements were drawn up.

(b)	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 18.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that company unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and it delivers (or, if appropriate, that company delivers) deliver to the Agent a certificate signed by two directors, or managers, as applicable, of that company (one of whom shall be the chief financial officer) containing:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that company’s Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to make an accurate comparison between the financial position indicated in those financial statements and that company’s Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

(c)	If the Borrower notifies the Agent of a change in accordance with paragraph (b) above, the Borrower and the Agent shall enter into negotiations in good faith with a view to agreeing any amendments to this Agreement which are necessary as a result of the change. To the extent practicable, these amendments will be such as to ensure that the change does not result in any material alteration in the commercial effect of the obligations in this Agreement. If any amendments are agreed, they shall take effect and be binding on each of the Parties in accordance with their terms.

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18.4	Monitoring of Property

On or before the date five Business Days before each Interest Payment Date, the Borrower must supply to the Agent (in sufficient copies for all Lenders), a report containing the following information, in form and substance satisfactory to the Agent:

(i)	a schedule of the existing occupational tenants of each Property, showing for each tenant the rent, service charge, value added tax and any other amounts payable in that period by that tenant;

(ii)	details of:

(A)	any arrears of rents or service charges under any Lease Document together with the reason for any such arrears (to the extent known by any Propco); and

(B)	any other breaches of covenant under any Lease Document,

and any step being taken to recover or remedy them;

(iii)	details of any insolvency or similar proceedings affecting any occupational tenant of a Property or any guarantor of that occupational tenant;

(iv)	details of any rent reviews with respect to any Lease Document in progress or agreed;

(v)	details of any Lease Document which has expired or been determined or surrendered and any new letting proposed;

(vi)	copies of all material correspondence with insurance brokers handling the insurance of any Property;

(vii)	a copy of any material correspondence with Asset-Level Finance Parties under the Asset-Level Finance Documents and details of any event of default (however described) under the Asset-Level Finance Documents;

(viii)	details of any actual or proposed capital expenditure with respect to the Property;

(ix)	details of any actual or required material repairs to the Property;

(x)	copies of all compliance certificates delivered under the Asset-Level Finance Documents and evidence of payment of all sums owed under the Asset-Level Finance Documents; and

(xi)	any other information in relation to a Property or a member of the Group reasonably requested by the Agent.

18.5	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	at the same time as they are dispatched, copies of all documents required by law to be dispatched by the Borrower to its shareholders generally (or any class of them) or to its creditors generally (or any class of them) at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings or investigations which are current, threatened or pending against any member of the Group, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect;

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(c)	promptly upon becoming aware of them, the details of any claim, notice or other communication received by any member of the Group in respect of any actual or alleged breach of or liability under Environmental Law or Environmental Claim or breach, revocation or suspension of any Environmental Permit, or any event or circumstance which is likely to result in any such claim or notice, which, if substantiated, would reasonably be expected to have a Material Adverse Effect;

(d)	promptly upon becoming aware, details of the occurrence of a default or event of default (however defined under the Asset-Level Finance Documents);

(e)	promptly, such further information regarding the Properties and the financial condition, business and operations of any member of the Group or the Shareholder as any Finance Party (through the Agent) may reasonably request.

18.6	Notification of change in Group Structure Chart

(a)	Promptly upon becoming aware of them, the Borrower shall notify the Agent of any change in the structure of the Group from that set out in the Group Structure Chart, including in the event of any disposal or acquisition permitted by this Agreement.

(b)	Such notification shall be accompanied by an updated group structure chart which, when approved by the Agent (acting reasonably), shall become the Group Structure Chart for the purposes of this Agreement.

18.7	Notification of default

(a)	The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or, if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.8	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of the Borrower or the composition of the shareholders of the Borrower, after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

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(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

18.9	Budget

(a)	The Borrower may submitted an updated budget to the Agent should it wish to update the then current Budget.

(b)	If an objection is raised to the proposed updated budget, the Budget shall be the Budget most recently approved by the Agent (acting in accordance with the instructions of the Majority Lenders) until such time as the Borrower has provided to the Agent a revised Budget which the Agent (acting in accordance with the instructions of the Majority Lenders) approves as the Budget.

(c)	Once approved by the Agent (acting in accordance with the instructions of the Majority Lenders) the proposed budget shall become the Budget for the purposes of this Agreement

19.	FINANCIAL COVENANTS

19.1	Loan to Value

The Borrower must ensure that:

(a)	at all times within the first 12 Months from the date of this Agreement the Loan to Value will not at any time be more than the lower of:

(i)	the Initial LTV Level; and

(ii)	87.5 per cent.; and

(b)	at all times thereafter the Loan to Value will not at any time be more than 82.5 per cent..

19.2	Projected DSCR

The Borrower must ensure that Projected DSCR for each Relevant Period beginning on an Interest Payment Date will not be less than 135 per cent..

19.3	Financial covenant calculations

(a)	For the purpose of this Clause 19, no item shall be included or excluded more than once in any calculation.

(b)	For the purpose of calculating compliance with the financial covenants detailed in Clause 19.1 (Loan to Value) and 19.2 (Projected DSCR) above, where any amount is not denominated in euro, it shall be converted into euro by the Agent in accordance with this Agreement.

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19.4	Cure

(a)	No Event of Default shall arise as a result of a breach of Clause 19.1 (Loan to Value) or 19.2 (Projected DSCR) if, within five Business Days of that breach the Borrower prepays the Loans in accordance with Clause 7.6 (Voluntary prepayment of Loans) in an amount sufficient to ensure compliance with the relevant requirement, provided that no such prepayment shall be made in respect of consecutive instances of breach and, in any case, more than twice in aggregate for all instances of breach.

(b)	If any prepayment under paragraph (a) above is made in any Relevant Period to ensure compliance with the relevant requirement in the immediately preceding Relevant Period, that prepayment shall be deemed to have been made on the last day of that immediately precedent Relevant Period.

20.	GENERAL UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Authorisations

The Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Transaction Documents and to ensure the legality, validity, enforceability or admissibility in evidence of any Transaction Document; or

(ii)	own its assets and carry on its business as it is being conducted.

20.2	Compliance with laws

The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

20.3	Negative pledge

In this Clause 20.3, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

(a)	The Borrower shall not and shall procure that each member of the Group shall not create or permit to subsist any Security over any of its assets.

(b)	The Borrower shall not and shall procure that each member of the Group shall not:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by a member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

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(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, listed below:

(i)	the Transaction Security;

(ii)	any Security constituted by the Asset-Level Finance Documents;

(iii)	any Security or Quasi-Security granted in respect of Excluded Asset-Level Liabilities permitted under this Agreement; or

(iv)	any lien arising by operation of law and in the ordinary course of trading or any Security or Quasi-Security granted to account banks in the ordinary course of its banking arrangements; or

(v)	any Security that is released prior to the first Utilisation.

20.4	Disposals

(a)

(i)	The Borrower shall not enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to dispose of all or any part of any asset (including any Permitted Intercompany Debt); and

(ii)	the Borrower shall procure that no member of the Group enters into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to dispose of a Property or all or any of the shares in a Propco (other than an Excluded Propco or an Excluded Additional Acquisition Property).

(b)	Paragraph (a) above does not apply to any disposal:

(i)	permitted under Clause 21.2 (Occupational Leases);

(ii)	of a Property or the shares in a Propco (other than an Excluded Propco), in each case in accordance with paragraph (c) below;

(iii)	effected by way of a Permitted Payment; or

(iv)	of cash by way of a payment out of an Account in accordance with this Agreement or by way of a payment permitted or required under the Asset-Level Finance Documents.

(c)	A member of the Group may dispose of its Property or its shares in another member of the Group which owns a Property if:

(i)	it has given the Agent 15 Business Days’ notice of the proposed disposal;

(ii)	no Event of Default is continuing or would result from that disposal;

(iii)	that disposal is on arm’s length terms to an unrelated third party; and

(iv)	the Net Disposal Proceeds received by the Agent into the Deposit Account to be applied in prepayment of the Loans are not less than the aggregate of:

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(A)	where the disposal is of a Property, 120 per cent. of the Allocated Loan Amount of that Property;

(B)	where the disposal is of shares in another member of the Group, 120 per cent. of the Allocated Loan Amount of the Property owned by that other member of the Group; and

(C)	an amount determined by the Agent to provide for prepayment fees and any other amount that is or will become due and payable in accordance with paragraph (b) of Clause 7.8 (Restrictions) as a result of the application of the Net Disposal Proceeds in prepayment of the Loans.

(d)	The Borrower must ensure that the Disposal Proceeds paid into the relevant Deposit Account promptly upon receipt.

(e)	A Property disposed of, or a Property owned by a member of the Group the shares of which are disposed of, in accordance with paragraph (c) above will cease to be a Property.

20.5	Financial Indebtedness

(a)	The Borrower shall procure that no member of the Group shall incur or permit to be outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	any Financial Indebtedness incurred under the Finance Documents or Asset-Level Finance Documents;

(ii)	any Excluded Asset-Level Liabilities;

(iii)	any Permitted Intercompany Debt; and

(iv)	prior to the first Utilisation Date, any intercompany debt owing to the Parent or the Shareholder or any other Financial Indebtedness that will be refinanced on the Utilisation Date.

20.6	Lending and guarantees

(a)	The Borrower shall ensure that no member of the Group shall be the creditor in respect of any loan or any form of credit to any person other than another member of the Group.

(b)	The Borrower shall procure that no member of the Group shall give or allow to be outstanding any guarantee or indemnity to or for the benefit of any person in respect of any obligation of any other person or enter into any document under which a member of the Group assumes any liability of any other person other than any guarantee or indemnity given under the Finance Documents, Asset-Level Finance Documents or Excluded Asset-Level Finance Documents, in each case as permitted under this Agreement.

(c)	In no circumstances shall the Borrower provide a guarantee in respect of any Asset-Level Finance Document or any Excluded Asset-Level Finance Document.

20.7	Merger

(a)	The Borrower shall ensure that no member of the group enters into any amalgamation, demerger, merger or corporate reconstruction.

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(b)	Paragraph (a) above does not apply to any disposal permitted pursuant to Clause 20.4 (Disposals) or the Permitted Merger.

20.8	Change of business

The Borrower may not carry on any business other than:

(i)	holding cash;

(ii)	the ownership of the Intermediate Holdcos;

(iii)	in respect of loans to or from another member of the Group provided for in the Funds Flow Memorandum or as permitted by this Agreement; or

(iv)	any liabilities incurred, or Security created, under the Transaction Documents; or

20.9	Acquisitions

(a)	The Borrower shall procure that no member of the Group makes any acquisition or investment other than as permitted under this Agreement.

(b)	Paragraph (a) above does not apply to the acquisition of:

(i)	a Pipeline Property, acquired pursuant to Clause 20.18 (Pipeline Properties);

(ii)	any Excluded Additional Acquisition Property;

(iii)	any assets, plant, machinery, fixtures and other assets (including cash) in the ordinary course of business necessary in connection with the management or maintenance of a Property or an Excluded Additional Acquisition Property; or

(iv)	the incorporation by a member of the Group (other than the Borrower) of a special purpose vehicle for the purposes of acquiring a Pipeline Property or an Excluded Additional Acquisition Property.

20.10	Pari passu ranking

Subject to the Legal Reservations, the Borrower shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except those creditors whose claims are mandatorily preferred by laws of general application to companies.

20.11	Arm’s length terms

The Borrower shall not and shall procure that no other member of the Group will, enter into any contract or arrangement with or for the benefit of any other person (including any disposal to that person) other than in the ordinary course of business and on arm’s length terms, save for contracts or arrangements between members of the Group.

20.12	Other agreements

The Borrower may not enter into any material agreement other than:

(a)	the Transaction Documents; and

(b)	any other agreement expressly allowed under any other term of this Agreement.

20.13	Shares, dividends and share redemption

(a)	The Borrower shall not, and shall procure that the Intermediate Holdcos will not:

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(i)	issue any further shares; or

(ii)	grant to any person any conditional or unconditional option, warrant or other right to call for the issue or allotment of, subscribe for, purchase or otherwise acquire any share of any member of the Group (including any right of pre-emption, conversion or exchange), or alter any right attaching to any issued shares of any member of the Group.

(b)	Except as permitted under paragraph (d) below, the Borrower shall not and shall procure that no other member of the Group will:

(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay any management, advisory or other fee to or to the order of any of the direct or indirect shareholders of the Borrower;

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so; or

(v)	make a payment in respect of any Permitted Intercompany Debt.

(c)	Paragraph (a) above does not apply to a Permitted Share Issue.

(d)	Paragraph (b) above does not apply to a Permitted Payment.

20.14	VAT group

(a)	The Borrower may not be a member of a value added tax group.

(b)	No member of the Group shall revoke, or allow to be revoked or disapplied, any option to tax a Property situated in the UK exercised under Part 1 of Schedule 9 of the Value Added Tax Act 1994 by it or a relevant associate or a relevant group member (as those expressions are defined for the purposes of that Part).

20.15	Taxes

(a)	The Borrower must pay all Taxes due and payable by it prior to the accrual of any fine or penalty for late payment, unless (and only to the extent that):

(i)	payment of those Taxes is being contested in good faith; and

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them.

(b)	The Borrower must ensure that its residence for Tax purposes is and remains in its Original Jurisdiction.

(c)	The Borrower shall fully comply with any obligation to deduct or withhold on account of Tax and pay such amounts to the relevant tax authority.

(d)	The Borrower may not take any action which would alter the treatment of any Property for the purposes of VAT.

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20.16	Ownership

The Borrower shall ensure that there is no change in the structure of the Group from that set out in the Group Structure Chart, other than in relation to a disposal or acquisition permitted by this Agreement or as otherwise agreed to by the Majority Lenders (acting reasonably).

20.17	Asset-Level Finance Documents

(a)	Subject to paragraph (b) below, the Borrower shall procure that no member of the Group, without the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed), (A) makes any amendments to any Asset-Level Finance Document which might reasonably be expected to be materially adverse to the Borrower or (B) amends any of the provisions set out in any of the Asset-Level Finance Documents relating to any of the following:

(i)	principal, interest or fees payable;

(ii)	the basis on which interest or other amounts accrue;

(iii)	the amount to be repaid or any mandatory prepayment provisions;

(iv)	scheduled repayment dates or the date or timing of any payment;

(v)	financial covenants, including loan to value and debt service cover ratio financial covenants (other than any changes to any financial covenants that are less restrictive on the relevant Propco (other than an Excluded Propco));

(vi)	the terms of any hedging agreements (other than any changes that do not increase the notional amount of the hedging to an amount greater than the principal outstanding amount of the senior floating rate debt to which the relevant hedging agreement relates and do not extend the maturity date of the relevant hedging beyond the maturity date under the relevant Asset-Level Facility Agreement);

(vii)	the release of any Security; and

(viii)	the terms of any reserve requirements, rent collection or cash management.

(b)	Paragraph (a) above shall not apply if and to the extent that the relevant amendment, consent, waiver or addendum is of a minor or technical nature or, in the opinion of the Agent (acting reasonably), would not adversely affect the interests of the Lenders under the Finance Documents.

(c)	Any member of the Group may enter into additional asset-level finance documents to refinance existing Asset-Level Finance Documents or to finance the acquisition of Pipeline Properties provided that:

(i)	the term of the relevant asset-level facility is at least 4 years;

(ii)	the relevant senior Asset-Level Loans under the financing arrangement documented under such Asset-Level Finance Documents do not exceed 60 per cent. of the Net Purchase Price of the relevant Property purchase, or 50 per cent. of the aggregate Net Purchase Price for all Properties;

(iii)	the terms of such Asset-Level Finance Documents provide for bullet repayment on maturity and no amortisation of principal;

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(iv)	the relevant Asset-Level Loans are fully hedged such that 100 per cent. of the principal outstanding amount of the floating rate debt under such Asset-Level Loans is subject to an interest rate swap or cap on market standard terms;

(v)	the aggregate amount of the interest rate payable (taking into account applicable hedging payments) does not exceed five per cent. per annum;

(vi)	the loan to value (or equivalent) covenants under the relevant Asset-Level Finance Documents are not more than 7.50 per cent. higher than the ratio of the applicable Asset-Level Loan to the applicable Net Purchase Price;

(vii)	the lender(s) under the relevant Asset-Level Finance Documents have no recourse to the Borrower or the Intermediate Holdcos or any of their respective assets;

(viii)	the Borrower shall use reasonable efforts to procure that the change of control provisions in the relevant Asset-Level Finance Documents would not be triggered by enforcement of the Security over the shares in the Borrower;

(ix)	generally, the relevant Asset-Level Finance Documents are on terms broadly in line with the terms in the Asset-Level Finance Documents which are in place at the date of this Agreement, including, without limitation, as to the provisions permitting surplus cash to be freely distributed;

(x)	the relevant Asset-Level Finance Documents and any due diligence (with respect to any such due diligence, on a reliance basis) provided in connection with the entry into the relevant Asset-Level Finance Documents shall be provided to the Agent; and

(xi)	prior to entering into the relevant Asset-Level Finance Documents, a certificate, signed by a director of the relevant Propco, is delivered to the Agent confirming that in relation to the entry into of the relevant Asset-Level Finance Documents the provisions of this Clause 21.17 have been complied with.

(d)	A member of the Group may incur Excluded Asset-Level Liabilities, provided that such Financial Indebtedness is without recourse to any member of the Group that is a Propco (other than an Excluded Propco) or a Holding Company of a Propco (other than an Excluded Propco).

(e)	The Borrower shall use reasonable efforts to ensure that the relevant Asset-Level Finance Parties agree to a waiver of any applicable change of control or similar provisions in the various Asset-Level Finance Documents to ensure that enforcement action taken by the Security Agent or Lenders under the Security Documents does not trigger an event of default or mandatory prepayment event (however described) under the Asset-Level Finance Documents.

20.18	Pipeline Properties

(a)	On giving the Agent not less than 5 Business Days notice in respect of an Immediate Pipeline Property, and 30 Business Days notice in respect of an Additional Acquisition Property, a member of the Group (other than the Borrower or an Intermediate Holdco) may acquire a Pipeline Property (or shares in a corporate entity owning that Pipeline Property) if:

(i)	the acquisition is in line with the Shareholder’s stated investment strategy;

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(ii)	(other than in respect of an Excluded Additional Acquisition Property or Excluded Propco) the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied;

(iii)	in relation to the acquisition of each Immediate Pipeline Property, the acquisition is to be accompanied by a Utilisation the Facility (in the relevant currency) to finance in part that acquisition;

(iv)	in relation to the acquisition of any Additional Acquisition Property, if the Borrower is intending to raise debt finance, the Lenders have been given the opportunity to finance that acquisition on terms similar to the terms of this Agreement and otherwise to be agreed between the Lenders and the Borrower (both acting reasonably);

(v)	if the Lenders are funding the acquisition of that Pipeline Property, the aggregate of the Loans and the Asset-Level Loans does not exceed 82.5 per cent. of the Net Purchase Price of the Properties; and

(vi)	if the Lenders are not funding the acquisition of that Additional Acquisition Property, the aggregate of the Financial Indebtedness obtained from third party lenders does not exceed 85 per cent. of the Net Purchase Price of that Additional Acquisition Property and the third party lenders do not have recourse to the Borrower or the Intermediate Holdcos.

(b)	On acquisition, such Pipeline Property shall become a Property for the purposes of this Agreement.

20.19	Constitutional documents

The Borrower shall not, without the consent of the Agent (not to be unreasonably withheld) make any amendment to its constitutional documents other than the amendment of its constitutional documents required for the purposes of facilitating the creation and enforceability of security interests in its share capital in the agreed form.

20.20	Hedging

The Borrower shall ensure that no member of the Group enters into any exchange rate hedging arrangements other than:

(i)	in relation to a Property (other than an Excluded Additional Acquisition Property) with the consent of the Majority Lenders, acting reasonably; or

(ii)	in relation to an Excluded Additional Acquisition Property.

20.21	Conditions subsequent

The Borrower shall ensure that the Transitional Intercompany Debt shall be assigned, novated or transferred to the Borrower to become Downstream Debt prior to the date which is 60 days from the date of this Agreement.

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21.	PROPERTY UNDERTAKINGS

21.1	Title

(a)	The Borrower shall procure that each Propco exercises its rights and comply in all respects with any covenant, real burden, stipulation, title condition or obligation (restrictive or otherwise) at any time affecting its Property.

(b)	The Borrower shall ensure that each Propco shall not agree to any amendment, supplement, waiver, surrender or release of any covenant, real burden, stipulation, title condition or obligation (restrictive or otherwise) at any time affecting its Property, save to the extent that:

(i)	the same may be immaterial or in the interest of good estate management; or

(ii)	the relevant agreement is necessary in order to carry out any alteration or development in accordance with the terms of this Agreement; or

(iii)	the same is permitted under Clause 21.2 (Occupational Leases).

21.2	Occupational Leases

(a)	The Borrower shall procure that no Propco (other than an Excluded Propco) shall without the consent of the Majority Lenders:

(i)	enter into any Agreement for Lease;

(ii)	other than under an Agreement for Lease, grant or agree to grant any new Occupational Lease;

(iii)	agree to any amendment, supplement, extension, waiver, surrender or release in respect of any Lease Document;

(iv)	exercise any right to break, determine or extend any Lease Document;

(v)	commence any forfeiture or irritancy proceedings in respect of any Lease Document;

(vi)	grant any licence or right to use or occupy any part of a Property;

(vii)	consent to any sublease or assignment of any tenant’s interest under any Lease Document;

(viii)	agree to any change of use under, or (except where required to do so under the terms of the relevant Lease Document) rent review in respect of, any Lease Document; or

(ix)	serve any notice on any former tenant under any Lease Document (or on any guarantor of that former tenant) which would entitle it to a new lease or tenancy.

(b)	The Borrower shall procure that each Propco (other than an Excluded Propco) shall:

(i)	diligently collect or procure to be collected all Rental Income;

(ii)	exercise its rights and comply with its obligations under each Lease Document; and

(iii)	use its reasonable endeavours to ensure that each tenant complies with its obligations under each Lease Document,

in a proper and timely manner.

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(c)	Any Lease Prepayment Proceeds must be paid into the Deposit Account for application in accordance with Clause 16.4 (Deposit Account).

(d)	The Borrower must supply to the Agent each Lease Document, each amendment, supplement or extension to a Lease Document and each document recording any rent review in respect of a Lease Document promptly upon the relevant Propco (other than an Excluded Propco) entering into the same.

(e)	The Borrower shall ensure that the relevant Propco (other than an Excluded Propco) must use its reasonable endeavours to find tenants for any vacant lettable space in the Properties with a view to granting a Lease Document with respect to that space.

(f)	The Borrower shall ensure that no Propco (other than an Excluded Propco) which owns a Property in England and Wales grants or agrees to grant any Lease Document without including in the alienation covenant a provision for the proposed assignor on any assignment to guarantee the obligations of the proposed assignee until that assignee is released as tenant under the terms of the Landlord and Tenant (Covenants) Act 1995 and prohibiting assignment to a group company of the proposed assignor, unless that group company is, in the reasonable opinion of the landlord, of financial standing equivalent to or greater than the proposed assignor.

21.3	Headleases

(a)	The Borrower shall ensure that each Propco (other than an Excluded Propco):

(i)	exercises its rights and comply with its obligations under each Headlease;

(ii)	uses its reasonable endeavours to ensure that each landlord complies with its obligations under each Headlease;

(iii)	if so required by the Security Agent, applies for relief against forfeiture of any Headlease; and

(iv)	promptly notifies the Agent of anything which may result in the forfeiture or termination of any Headlease,

in a proper and timely manner.

(b)	The Borrower shall ensure that no Propco (other than an Excluded Propco) will:

(i)	agree to any amendment, supplement, waiver, surrender or release of any Headlease;

(ii)	exercise any right to break, determine or extend any Headlease;

(iii)	agree to any rent review in respect of any Headlease; or

(iv)	do or allow to be done any act as a result of which any Headlease may become liable to forfeiture or otherwise be terminated.

21.4	Maintenance

The Borrower shall ensure that each Propco (other than an Excluded Propco) performs all reasonable preservation and maintenance measures to ensure that all buildings, plant, machinery, fixtures and fittings on its Property are in, and maintained in:

(a)	good and substantial repair and condition and, as appropriate, in reasonable working order; and

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(b)	structural condition comparable (considering regular wear and tear) to the condition as at the date of this Agreement and as to enable them to be let in accordance with all applicable laws and regulations; for this purpose, a law or regulation will be regarded as applicable if it is either:

(i)	in force; or

(ii)	it is expected to come into force and a prudent property owner in the same business as the Propco would ensure that its buildings, plant, machinery, fixtures and fittings were in such condition, repair and order in anticipation of that law or regulation coming into force.

21.5	Development

(a)	The Borrower shall ensure that no Propco (other than an Excluded Propco):

(i)	makes or allows to be made any application for planning permission in respect of any part of its Property; or

(ii)	carries out, or allows to be carried out, any demolition, construction, structural alterations or additions, development or other similar operations in respect of any part of its Property; and

(iii)	carry out, or allow to be carried out, any change of use of its Property.

(b)	Paragraph (a) above shall not apply to:

(i)	the maintenance of the buildings, plant, machinery, fixtures and fittings in accordance with the Transaction Documents;

(ii)	the carrying out of non-structural improvements or alterations which affect only the interior of any building on a Property; or

(iii)	any change of use which a tenant, pursuant to the terms of an Occupational Lease, has the right to implement without the consent of the landlord.

(c)	The Borrower shall procure that each Propco (other than an Excluded Propco) complies in all material respects with all Planning Laws, permissions, agreements and conditions to which its Property may be subject.

21.6	Notices

The Borrower must, within 14 days of the receipt by it from the relevant Propco of any material application, requirement, order or notice served or given by any public or local or any other authority or any landlord with respect to any Property (or any part of it):

(a)	deliver a copy to the Security Agent; and

(b)	inform the Security Agent of the steps taken or proposed to be taken to comply with the relevant requirement, order or notice,

provided that the information contained in any such documentation could reasonably be expected to be materially adverse to the interests of the Finance Parties.

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21.7	Investigation of title

The Borrower must ensure that the relevant Propco (other than an Excluded Propco) grants the Security Agent or its lawyers on reasonable request all facilities within the power of that Propco to enable the Security Agent or its lawyers to:

(a)	carry out investigations of title to any Property; and

(b)	make such enquiries in relation to any part of any Property as a prudent mortgagee might carry out,

provided that, the Security Agent may not exercise any rights under this Clause 22.7 if such exercise would or would reasonably be expected to result in a breach of any Occupational Lease or relevant Asset-Level Finance Document.

21.8	Property Managers and Asset Managers

(a)	The Borrower shall ensure that, unless required under the terms of an Asset -Level Finance Document , no Propco:

(i)	appoints any Property Manager or Asset Manager;

(ii)	amends, supplement, extends or waives the terms of appointment of any Property Manager or Asset Manager; or

(iii)	terminates the appointment of any Property Manager or Asset Manager,

without the prior consent of, and on terms approved by, the Agent and provided no Default is continuing, such consent in relation to the appointment or removal of a Property Manager or Asset Manager, or the amendment of any terms of appointment of any Property Manager or Asset Manager, will not be unreasonably withheld or delayed.

(b)	The Borrower must ensure that each Property Manager and Asset Manager enters into a Duty of Care Agreement with the Security Agent in form and substance satisfactory to the Agent.

(c)	If a Property Manager or Asset Manager is in default of its obligations under its management agreement or a Lease Document which sets out the terms of its obligations in respect of a Property (as relevant) and, as a result, a Propco is entitled to terminate that management agreement, then, if the Agent so requires and subject to any requirements of any relevant Asset-Level Finance Document , the Borrower shall procure, that the relevant Propco uses reasonable endeavours to:

(i)	terminate the relevant management agreement in accordance with the terms of the relevant Lease Document; and

(ii)	appoint a new Property Manager or Asset Manager in accordance with this Clause 21.8.

(d)	This Clause 21.8 shall not apply to any Excluded Propco.

21.9	Insurances

(a)	The Borrower must ensure that at all times from the first Utilisation Date Insurances are maintained in full force and effect, which:

(i)	insure each Propco in respect of its interests in each Property and the plant and machinery on each Property (including fixtures and improvements) for their full

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replacement value (being the total cost of entirely rebuilding, reinstating or replacing the relevant asset if it is completely destroyed, together with all related fees and demolition costs) and to:

(A)	provide cover against loss or damage by fire, storm, tempest, flood, earthquake, lightning, explosion, impact, aircraft and other aerial devices and articles dropped from them, riot, civil commotion and malicious damage, bursting or overflowing of water tanks, apparatus or pipes and all other normally insurable risks of loss or damage;

(B)	provide cover for site clearance, shoring or propping up, professional fees and value added tax together with adequate allowance for inflation;

(C)	provide cover against acts of terrorism, including any third party liability arising from such acts; and

(D)	provide cover for loss of rent (in respect of a period of not less than three years or, if longer, the minimum period required under the Lease Documents), including provision for any increases in rent during the period of insurance;

(ii)	include property owners’ public liability and third party liability insurance;

(iii)	insure such other risks as a prudent company in the same business as the Propcos would insure; and

(iv)	in each case are in an amount, and in form, and with an insurance company or underwriters, acceptable at all times to the Agent and which at all times has the Required Rating,

(unless such requirements conflict with a requirement of an Asset-Level Finance Document in which case that Asset-Level Finance Document will override).

(b)	Subject to there being no conflict with a requirement of an Asset-Level Finance Document (and if there is such a conflict that Asset-Level Finance Document will override) if, at any time, an insurance company or underwriter in relation to the Insurances ceases to have the Required Rating, the Borrower shall:

(i)	promptly notify the Agent; and

(ii)	within 30 days of request by the Agent, effect and maintain with an insurance company or underwriter which has the Required Rating and is acceptable to the Agent insurance in accordance with this Clause 21.9.

(c)	Subject to there being no conflict with a requirement of an Asset-Level Finance Document (and if there is such a conflict that Asset-Level Finance Document will override) the Borrower must procure that the Insurances (other than Insurances with respect to a Property located in France) comply with the following requirements:

(i)	each of the Insurances (other than Insurances with respect to a Property located in France) must contain:

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(A)	a non-invalidation and non-vitiation clause under which the Insurances will not be vitiated or avoided as against any insured party as a result of any circumstances beyond the control of that insured party, or any misrepresentation, non-disclosure, or breach of any policy term or condition, on the part of any insured party or any agent of any insured party; and

(B)	a waiver of the rights of subrogation of the insurer as against the relevant Propco and the tenants of each Property.

(d)	The Borrower must use all reasonable endeavours to ensure that the Agent receives copies of the Insurances, receipts for the payment of premiums for insurance and any information in connection with the Insurances and claims under them which the Agent may reasonably require.

(e)	The Borrower must promptly notify the Agent of:

(i)	the proposed terms of any future renewal of any of the Insurances;

(ii)	any amendment, supplement, extension, termination, avoidance or cancellation of any of the Insurances made or, to its knowledge, threatened or pending;

(iii)	any claim, any potential claim, and any actual or threatened refusal of any claim, under any of the Insurances; and

(iv)	any event or circumstance which has led or may lead to a breach by the Borrower or any Propco of any term of this Clause.

(f)	The Borrower must ensure that each member of the Group:

(i)	complies with the terms of the Insurances;

(ii)	not do or permit anything to be done which may make void or voidable any of the Insurances; and

(iii)	complies with all reasonable risk improvement requirements of its insurers.

(g)	The Borrower must ensure that:

(i)	each premium for the Insurances is paid promptly and, in any event, within the premium payment terms of the insurance policy for which that premium is payable; and

(ii)	all other things necessary are done so as to keep each of the Insurances in force.

(h)	If the Borrower fails to comply with any term of this Clause 21.9, the Agent may, at the expense of the Borrower, effect any insurance and generally do such things and take such other action as the Agent may reasonably consider necessary or desirable to prevent or remedy any breach of this Clause 21.9, provided that the Agent may not exercise any rights under this paragraph (h) if the exercise of such rights would or might reasonably be expected to conflict with exercise of similar rights by the Asset-Level Finance Parties.

(i)

(i)	Except as provided below, the proceeds of any Insurances must, if the Agent so requires, be paid into the Deposit Account for application in accordance with Clause 16.4 (Deposit Account).

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(ii)	To the extent required by the basis of settlement under any Insurances or under any Lease Document, each Propco must apply moneys received under any Insurances in respect of a Property towards replacing, restoring or reinstating that Property.

(iii)	The proceeds of any loss of rent insurance will be treated as Rental Income and applied in such manner as the Agent (acting reasonably) requires to have effect as if it were Rental Income received over the period of the loss of rent.

(iv)	Moneys received under liability policies held by a Propco which are required by that Propco to satisfy established liabilities of the Propco to third parties must be used to satisfy these liabilities.

(v)	No proceeds shall be required to be upstreamed pursuant to this paragraph (i) to the extent such proceeds are required to be applied in prepayment of the Asset-Level Loans or otherwise are restricted from being upstreamed pursuant to any Asset -Level Finance Document.

(j)	This Clause 21.9 shall not apply to any Insurances in respect of an Excluded Propco or an Excluded Additional Acquisition Property.

21.10 Environmental matters

(a)	The Borrower shall ensure that each Propco:

(i)	complies with all Environmental Law;

(ii)	obtains, maintains and ensures compliance with all requisite Environmental Permits applicable to it or to a Property; and

(iii)	implements appropriate procedures in line with good estate management to monitor compliance with and to prevent liability under any Environmental Law applicable to it or a Property,

where failure to do so has or is reasonably likely to have a Material Adverse Effect or result in any liability for a Secured Party.

22.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 22 is an Event of Default (save for Clause 22.21 (Acceleration)).

22.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; or

(b)	payment is made within three Business Days of its due date.

22.2	Financial covenants

Any requirement of Clause 19 (Financial covenants) is not satisfied.

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22.3	Other obligations

(a)	The Borrower does not comply with any term of Clause 16 (Bank accounts), Clause 20.3 (Negative pledge), Clause 20.4 (Disposals), Clause 20.5 (Financial Indebtedness), Clause 20.6 (Lending and guarantees), Clause 20.7 (Merger), Clause 20.8 (Change of business), Clause 20.9 (Acquisitions), Clause 20.13 (Shares, dividends and share redemption), Clause 20.14 (VAT group), Clause 21.2 (Occupational Leases), Clause 21.3 (Headleases) and Clause 21.9 (Insurances).

(b)	The Borrower, the Parent or the Shareholder does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment), Clause 22.2 (Financial covenants) and paragraph (a) above).

(c)	No Event of Default under paragraph (b) above will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the earlier of (i) the Agent giving notice to the Borrower and (ii) any Transaction Obligor becoming aware of the failure to comply.

22.4	Misrepresentation

Any representation or statement made or deemed to be made by a Transaction Obligor in the Finance Documents, or any other document delivered by or on behalf of any Transaction Obligor under or in connection with any Finance Document, is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, unless the circumstances giving rise to the misrepresentation or breach of warranty are:

(i)	are capable of remedy; and

(ii)	remedied within 20 Business Days of the earlier of the Agent giving notice of the misrepresentation or breach of warranty to the Borrower and any Transaction Obligor becoming aware of the misrepresentation.

22.5	Material Tenant Default

Any of the events or circumstances set out in Clause 22.7 (Insolvency), Clause 22.8 (Insolvency proceedings) or Clause 22.9 (Creditors’ process) applies to a Material Tenant.

22.6	Cross-default

(a)	Any Financial Indebtedness of the Borrower is not paid when due, nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of the Borrower is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of the Borrower is cancelled or suspended by a creditor of the Borrower as a result of an event of default (however described).

(d)	Any creditor of the Borrower becomes entitled to declare any Financial Indebtedness of the Borrower due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	An event of default (however described) occurs and is continuing under the Asset -Level Facility Agreement.

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(f)	No Event of default will occur under this Clause 22.6 if the aggregate Amount of such Financial Indebtedness or commitment for Financial Indebtedness is less than £1,000,000 (or its equivalent in any other currency).

22.7	Insolvency

(a)	A Transaction Obligor or Propco (other than an Excluded Propco):

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law;

(iii)	suspends or threatens to suspend making payments on any of its debts; or

(iv)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of the Borrower is less than its liabilities (taking into account contingent and prospective liabilities) but excluding any Subordinated Debt.

(c)	A moratorium is declared in respect of any indebtedness of any Transaction Obligor or Propco (other than an Excluded Propco). If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

22.8	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other formal procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Transaction Obligor or Propco (other than an Excluded Propco) (other than in relation to discussion with the Finance Parties in relation to the Finance Documents and the Asset-Level Finance Parties);

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Transaction Obligor or Propco (other than an Excluded Propco) (other than in relation to discussions with the Finance Parties in relation to the Finance Documents and the Asset-Level Finance Parties);

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Transaction Obligor or Propco (other than an Excluded Propco) or any of its assets; or

(iv)	enforcement of any Security over any assets of any Transaction Obligor or Propco (other than an Excluded Propco),

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to any winding-up petition or to any analogous procedure or step in any jurisdiction which is frivolous or vexatious and is discharged, stayed or dismissed within 20 days of commencement.

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22.9	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a Transaction Obligor or any Propco (other than an Excluded Propco) and is not discharged within 20 Business Days.

22.10	Cessation of business

The Borrower suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except as a result of any disposal allowed under this Agreement.

22.11	Cessation of licences

The cessation for any reason of any consent, authorisation, licence and/or exemption which is required to enable the Borrower to carry on its business, or the taking of any governmental, regulatory or other authority, of any action in relation to the Borrower which, in the Majority Lenders’ opinion, have, or would be reasonably likely to have, a Material Adverse Effect.

22.12	Unlawfulness and invalidity

(a)	It is or becomes unlawful for a Transaction Obligor to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Security Documents ceases to be effective, or any subordination created under a Subordination Agreement is or becomes unlawful.

(b)	Any obligation or obligations of any Transaction Obligor under any Finance Document are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively, materially and adversely affects the interests of the Secured Parties under the Finance Documents.

(c)	Any Finance Document ceases to be in full force and effect, or any Transaction Security or any subordination created under a Subordination Agreement ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Secured Party) to be ineffective.

22.13	Security and guarantees

Any Security Document or any guarantee in or any subordination under any Finance Document is not in full force and effect or any Security Document does not create in favour of the Security Agent for the benefit of the Secured Parties the Security which it is expressed to create fully perfected and with the ranking and priority it is expressed to have.

22.14	Subordination Agreement

(a)	Any party (other than a Finance Party) fails to comply with its obligations under the Subordination Agreement.

(b)	Any subrogation created under a Subordination Agreement is or becomes unlawful.

22.15	Repudiation and rescission of agreements

A Transaction Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security, or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

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22.16	Compulsory purchase

(a)	Any part of any Property is compulsorily purchased or the applicable local authority makes an order for the compulsory purchase of all or any part of any Property; and

(b)	in the opinion of the Majority Lenders, taking into account the amount and timing of any compensation payable, the compulsory purchase has or will have a Material Adverse Effect.

22.17	Major damage

Any part of any Property is destroyed or damaged in the opinion of the Majority Lenders, (acting reasonably), taking into account the amount and timing of receipt of the proceeds of insurance effected in accordance with the terms of this Agreement, the destruction or damage has or will have a Material Adverse Effect.

22.18	Headlease

Forfeiture or irritancy proceedings with respect to a Headlease are commenced or a Headlease is forfeited or irritated and such forfeiture or irritancy, in the opinion of the Majority Lenders, has or is reasonably likely to have a Material Adverse Effect.

22.19	Ownership

(a)	The Parent is not or ceases to be a legally and beneficially wholly owned Subsidiary of the Shareholder.

(b)	The Borrower is not or ceases to be a legally and beneficially wholly owned Subsidiary of the Parent.

22.20	Material adverse change

Any event or circumstance occurs which, in the opinion of the Majority Lenders, has or is reasonably likely to have a Material Adverse Effect.

22.21	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing, the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Total Commitments, whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

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SECTION 9

CHANGES TO PARTIES

23.	CHANGES TO THE LENDERS

23.1	Assignments and transfers by the Lenders

Subject to this Clause 23, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to any other person other than an individual (the “New Lender”).

23.2	Conditions of assignment or transfer

(a)	The consent of the Borrower is not required for an assignment or transfer by an Existing Lender.

(b)	An assignment will only be effective on:

(i)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(c)	A transfer will only be effective if the procedure set out in Clause 23.5 (Procedure for transfer) is complied with.

(d)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 11 (Tax gross-up and indemnities) or Clause 12 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(e)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment

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becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

23.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of €2,000.

23.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of the Borrower;

(iii)	the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.

23.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer), a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this

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Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 23.9 (Pro rata interest settlement), on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents, each of the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

(iii)	the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

23.6	Procedure for assignment

(a)	Each Party hereby expressly accepts and confirms, for the purpose of articles 1278 and 1281 of the Luxembourg Civil Code, that notwithstanding any assignment, transfer and/or novation permitted under, and made in accordance with the provisions of this Agreement, the Finance Documents to which such Party is a party and the guarantee given under this Agreement shall be preserved for the benefit of any assignee.

(b)	Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer), an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(c)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

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(d)	Subject to Clause 23.9 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released by the Borrower and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(e)	The Lenders may utilise procedures other than those set out in this Clause 23.6 to assign their rights under the Finance Documents (but not without the consent of the Borrower or unless in accordance with Clause 23.5 (Procedure for transfer), to obtain a release by the Borrower from the obligations owed to the Borrower by the Lenders, nor the assumption of equivalent obligations by a New Lender), provided that they comply with the conditions set out in Clause 23.2 (Conditions of assignment or transfer).

23.7	Copy of Transfer Certificate or Assignment Agreement to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement. The sending of a copy of such Transfer Certificate shall be deemed in relation to the Finance Documents sufficient to fulfil the notification requirement of article 1690 of the Luxembourg Civil Code (to the extent applicable).

23.8	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 23, each Lender may, without consulting with or obtaining consent from the Borrower, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender, including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

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(ii)	require any payments to be made by the Borrower other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

23.9	Pro rata interest settlement

(a)	If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders, then (in respect of any transfer pursuant to Clause 23.5 (Procedure for transfer) or any assignment pursuant to Clause 23.6 (Procedure for assignment), the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six-Monthly intervals after the first day of that Interest Period); and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(B)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 23.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 23, references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

23.10	Representatives

A Finance Party may act in relation to the Finance Documents through its personnel and agents and may appoint a servicer to act as its representative in connection with the Finance Documents.

23.11	Affiliates of Lenders

(a)	Each Lender may fulfil its obligations in respect of the Loan through an Affiliate if:

(i)	the relevant Affiliate is specified in this Agreement as a Lender or becomes a Lender by means of a Transfer Certificate in accordance with this Agreement; and

(ii)	the Loans in which that Affiliate will participate are specified in this Agreement or in a notice given by that Lender to the Agent and the Borrower.

(b)	In this event, the Lender and the Affiliate will participate in Loans in the manner provided for in paragraph (ii) above.

(c)	If paragraph (a) above applies, the Lender and its Affiliate will be treated as having a single Commitment and a single vote, but, for all other purposes, will be treated as separate Lenders.

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23.12	Acquisition by the Shareholder or the Shareholder’s Affiliates

The Borrower shall ensure that neither the Shareholder nor any of the Shareholder’s Affiliates acquires any of the Loan or the Asset-Level Loans or the Excluded Asset-Level Liabilities, or enters into any transaction having a similar commercial effect.

24.	CHANGES TO THE BORROWER

24.1	Assignments and transfer by Borrower

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

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SECTION 10

THE FINANCE PARTIES

25.	ROLE OF THE AGENT, THE SECURITY AGENT AND THE ARRANGER

25.1	The Agent and the Security Agent

(a)	Each of the Arranger and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the Arranger, the Lenders and the Agent appoints the Security Agent to act as security trustee under and in connection with the Finance Documents.

(c)	The Security Agent declares that it holds the Security Property on trust for the Secured Parties on the terms contained in this Agreement.

(d)	Each of the Secured Parties authorises the Agent and the Security Agent to perform the duties, obligations and responsibilities, and to exercise the rights, powers, authorities and discretions specifically given to the Agent and the Security Agent (as applicable) under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(e)	Nothing in this Clause 25.1 shall imply that the Agent or the Security Agent (as applicable) is required to exercise any of its rights, powers, authorities or discretions specifically conferred on it under the Finance Documents in the absence of instructions from any Finance Party or group of Finance Parties. The Agent or the Security Agent (as applicable) is only obliged to act on any instructions or directions so received to the extent that it, acting reasonably, considers these instructions or directions to be incidental to the exercise of the express rights and powers given to it under the Finance Documents.

(f)	If there is any conflict between the provisions of this Clause 25 and the provisions of any other Finance Documents, the provisions of this Clause will prevail.

(g)	Paragraphs (e) and (f) above apply with respect to the relationship between the Finance Parties only and shall not be construed in a manner detrimental to the Borrower.

25.2	Enforcement through Security Agent only

The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security, or to exercise any right, power, authority or discretion arising under the Security Documents except through the Security Agent.

25.3	Instructions

(a)	Each of the Agent and the Security Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent or Security Agent (as applicable) in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

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(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above or if it acts on the instructions of all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision or, in all other cases, if it acts on the instructions of the Majority Lenders (or, if this Agreement stipulates the matter is a decision for any other Finance Party or group of Finance Parties, if it acts in accordance with the decision of that Finance Party or group of Finance Parties).

(b)	Each of the Agent and the Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent or Security Agent (as applicable) may refrain from acting unless and until it receives any such instructions or clarification that it has requested and shall incur no liability whatsoever as a result of so refraining from acting where it has not received such instructions or clarification requested by it .

(c)	Save in the case of decisions stipulated to be a matter for any other Finance Party or group of Finance Parties under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent or the Security Agent (as applicable) by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)	Paragraph (a) above shall not apply:

(i)	where a contrary indication appears in a Finance Document;

(ii)	where a Finance Document requires the Agent or the Security Agent to act in a specified manner or to take a specified action;

(iii)	in respect of any provision which protects the Agent’s or Security Agent’s own position in its personal capacity as opposed to its role of Agent or Security Agent for the relevant Finance Parties or Secured Parties (as applicable) including, without limitation, Clause 25.6 (No fiduciary duties) to Clause 25.11 (Exclusion of liability), Clause 25.14 (Confidentiality) to Clause 25.22 (Custodians and nominees) and Clause 25.25 (Acceptance of title) to Clause 25.28 (Disapplication of Trustee Acts);

(iv)	in respect of the exercise of the Security Agent’s discretion to exercise a right, power or authority under any of:

(A)	Clause 26.1 (Order of application);

(B)	Clause 26.2 (Prospective liabilities); and

(C)	Clause 26.5 (Permitted Deductions).

(e)	If giving effect to instructions given by the Majority Lenders would (in the Agent’s or (as applicable) the Security Agent’s opinion) have an effect equivalent to an amendment or waiver referred to in Clause 35 (Amendments and waivers), the Agent or (as applicable) the Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than the Agent or the Security Agent) whose consent would have been required in respect of that amendment or waiver.

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(f)	In exercising any discretion to exercise a right, power or authority under the Finance Documents where either:

(i)	it has not received any instructions as to the exercise of that discretion; or

(ii)	the exercise of that discretion is subject to paragraph (d)(iv) above,

the Agent or the Security Agent shall do so having regard to the interests of (in the case of the Agent) all the Finance Parties and (in the case of the Security Agent) all the Secured Parties.

(g)	The Agent or the Security Agent (as applicable) may refrain from acting in accordance with any instructions of any Finance Party or group of Finance Parties until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance or payment of any unpaid fees, costs and expenses payable by the Borrower to the Agent or Security Agent pursuant to this Agreement) for any cost, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions.

(h)	Without prejudice to the remainder of this Clause 25.3, in the absence of instructions, each of the Agent and the Security Agent may act (or refrain from acting) as it considers to be in the best interest of (in the case of the Agent) the Finance Parties and (in the case of the Security Agent) the Secured Parties and shall incur no liability whatsoever as a result of so acting or refraining from acting.

(i)	Neither the Agent nor the Security Agent is authorised to act on behalf of a Secured Party (without first obtaining that Secured Party’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (i) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Transaction Security or the Security Documents.

25.4	Duties of the Agent and Security Agent

(a)	The duties of the Agent and the Security Agent under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, each of the Agent and the Security Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent or the Security Agent (as applicable) for that Party by any other Party.

(c)	Without prejudice to Clause 23.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower), paragraph (b) above shall not apply to any Transfer Certificate or any Assignment Agreement.

(d)	Except where a Finance Document specifically provides otherwise, neither the Agent nor the Security Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

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(e)	If the Agent or the Security Agent receives notice from a Party referring to any Finance Document describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arranger or the Security Agent) under this Agreement, it shall promptly notify the other Finance Parties.

(g)	The Agent shall provide to the Borrower, within 10 Business Days of the last Business Day of a request by the Borrower (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

(h)	Each of the Agent and the Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

25.5	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

25.6	No fiduciary duties

(a)	Nothing in any Finance Document constitutes:

(i)	the Agent or the Arranger as a trustee or fiduciary of any other person; or

(ii)	the Security Agent as an agent, trustee or fiduciary of any Transaction Obligor.

(b)	None of the Agent, the Security Agent or the Arranger shall be bound to account to any other Finance Party or (in the case of the Security Agent) any Secured Party for any sum or the profit element of any sum received by it for its own account.

(c)	Neither the Agent nor the Security Agent shall have any obligations to any other Finance Party under the Finance Documents other than the obligations expressly provided for therein.

25.7	Business with the Group

The Agent, the Security Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Transaction Obligor or Affiliate of a Transaction Obligor.

25.8	Rights and discretions

(a)	Each of the Agent and the Security Agent may:

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(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised, and any statement made by a director, authorised signatory or employee of any person regarding any matters which can be reasonably assumed to be within his knowledge or within his power to verify;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Finance Parties or any group of Finance Parties are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	Each of the Agent and the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent or security trustee for the Finance Parties or Secured Parties) that:

(i)	no Default has occurred (unless, in the case of the Agent, it has actual knowledge of a Default arising under Clause 22.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Finance Parties has not been exercised;

(iii)	any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Transaction Obligors; and

(iv)	any instructions received by it from the Majority Lenders, any Lender or any group of Lenders are duly given in accordance with the terms of the Finance Documents and unless it has received a notice of revocation, that those instructions have not been revoked.

(c)	Each of the Agent and the Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, each of the Agent and the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent or the Security Agent (as applicable), (and so separate from any lawyers instructed by the Lenders), if the Agent or the Security Agent (as applicable), in its reasonable opinion, deems this to be desirable.

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(e)	Each of the Agent and the Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by the Security Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	Each of the Agent and the Security Agent may act in relation to the Finance Documents and the Security Property through its officers, employees and agents and shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or Default on the part, of any such person,

unless such error or such loss was directly caused by the Agent’s or the Security Agent’s (as applicable) gross negligence or wilful misconduct.

(g)	Unless a Finance Document expressly provides otherwise, each of the Agent and the Security Agent may disclose to any other Party any information it reasonably believes it has received as agent or security trustee under the Finance Documents.

(h)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Security Agent or the Arranger is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)	Notwithstanding any provision of any Finance Document to the contrary, neither the Agent nor the Security Agent is obliged to expend or risk its own funds, or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

25.9	Responsibility for documentation

None of the Agent, the Security Agent or the Arranger, is responsible or liable for:

(a)	(or under any obligation to verify) the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Security Agent, the Arranger, a Transaction Obligor or any other person in or in connection with any Finance Document or the Property Reports, or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document, including, without limitation, any information provided pursuant to Clause 18 (Information undertakings);

(b)	(or under any obligation to verify) the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property; or

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(c)	any determination as to whether any information provided or to be provided to any Finance Party or Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

25.10	No duty to monitor

Neither the Agent nor the Security Agent shall be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

25.11	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent, the Security Agent or any Receiver or Delegate), none of the Agent, the Security Agent nor any Receiver or Delegate will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Security Property, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Security Property;

(iii)	any shortfall which arises on the enforcement or realisation of the Security Property; or

(iv)	without prejudice to the generality of paragraphs (i) to (iii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

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(b)	No Party (other than the Agent, the Security Agent, that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, the Security Agent, a Receiver or a Delegate, in respect of any claim it might have against the Agent, the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Security Property and any officer, employee or agent of the Agent, the Security Agent, a Receiver or a Delegate may rely on this Clause 25.11 subject to Clause 1.4 (Third Party Rights) and the provisions of the Third Parties Act.

(c)	Neither the Agent nor the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent or the Security Agent (as applicable) if the Agent or the Security Agent (as applicable) has taken all necessary steps, as soon as reasonably practicable, to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent or the Security Agent (as applicable) for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent, the Security Agent or the Arranger to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Finance Party,

on behalf of any Finance Party and each Finance Party confirms to the Agent, the Security Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent, the Security Agent or the Arranger.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Agent, the Security Agent, any Receiver or Delegate, any liability of the Agent, the Security Agent, any Receiver or Delegate arising under or in connection with any Finance Document or the Security Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent, the Security Agent, Receiver or Delegate or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent, the Security Agent, any Receiver or Delegate at any time which increase the amount of that loss. In no event shall the Agent, the Security Agent, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent, the Security Agent, the Receiver or Delegate has been advised of the possibility of such loss or damages.

25.12	Lenders’ indemnity to the Agent and the Security Agent

(a)	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, the Security Agent and every Receiver and every Delegate, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by any of them (otherwise than by reason of the Agent’s, Security Agent’s Receiver’s or Delegate’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 29.10 (Disruption to Payment Systems etc.), notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent, Security Agent, Receiver or Delegate under the Finance Documents (unless the relevant Agent, Security Agent, Receiver or Delegate has been reimbursed by the Borrower pursuant to a Finance Document).

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(b)	Subject to paragraph (c) below, the Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent or the Security Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent or the Security Agent to the Borrower.

25.13	Resignation of the Agent and the Security Agent

(a)	Each of the Agent and the Security Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively the Agent or the Security Agent may resign by giving 30 days’ notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the other Finance Parties and the Borrower) may appoint a successor Agent or Security Agent (as applicable).

(c)	If the Majority Lenders have not appointed a successor Agent or Security Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent or Security Agent (as applicable) (after consultation with the other Finance Parties and Borrower) may appoint a successor Agent or Security Agent (as applicable) (acting through an office in the United Kingdom).

(d)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 25 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(e)	The retiring Agent or Security Agent (as applicable) shall make available to the successor Agent or Security Agent (as applicable) such documents and records and provide such assistance as the successor Agent or Security Agent may reasonably request for the purposes of performing its functions as Agent or Security Agent (as applicable) under the Finance Documents. The Borrower shall, within three Business Days of demand, reimburse the retiring Agent or Security Agent (as applicable) for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

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(f)	The resignation notice of the Agent or Security Agent (as applicable) shall only take effect upon:

(i)	the appointment of a successor; and

(ii)	(in the case of the Security Agent) the transfer of the Security Property to that successor.

(g)	The appointment of the successor Agent or Security Agent (as applicable) shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent or Security Agent (as applicable). Upon the appointment of a successor, the retiring Agent or Security Agent (as applicable) shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) of Clause 25.26 (Winding up of trust) and paragraph (e) above) but shall remain entitled to the benefit of Clause 13.3 (Indemnity to the Agent), Clause 13.4 (Indemnity to the Security Agent) and this Clause 25 (and any fees for the account of the retiring Agent or Security Agent (as applicable) shall cease to accrue from (and shall be payable on) that date). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)	After consultation with the Borrower, the Majority Lenders may, by giving 30 days’ notice to the Agent or Security Agent (as applicable), require it to resign in accordance with paragraph (b) above. In this event, the Agent or Security Agent (as applicable) shall resign in accordance with paragraph (b) above but the cost referred to in paragraph (e) above shall be for the account of the Borrower.

(i)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which his three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 11.7 (FATCA Information) and the Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 11.7 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after the FATCA Application Date; or

(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Agent, requires it to resign.

25.14	Confidentiality

(a)	In acting as agent or trustee for the Finance Parties or Secured Parties, the Agent or Security Agent (as applicable) shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent or Security Agent, it may be treated as confidential to that division or department and the Agent or Security Agent (as applicable) shall not be deemed to have notice of it.

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(c)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Security Agent or the Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

25.15	Relationship with the other Finance Parties

(a)	Subject to Clause 23.9 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 31.5 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 31.2 (Addresses) and paragraph (a)(ii) of Clause 31.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

(c)	Each Secured Party shall supply the Security Agent with any information that the Security Agent may reasonably specify as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent.

25.16	Credit appraisal by the Lenders

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent, the Security Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Security Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property;

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(c)	whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Security Property, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property;

(d)	the adequacy, accuracy or completeness of the Property Reports and any other information provided by the Agent, the Security Agent, any Party or by any other person under or in connection with any Finance Document or the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of, the Security Assets, the priority of any of the Transaction Security or the existence of any Security affecting the Security Assets.

25.17	Agent’s and Security Agent’s management time

(a)	Any amount payable to the Agent or Security Agent under Clause 13.3 (Indemnity to the Agent), Clause 13.4 (Indemnity to the Security Agent), Clause 15 (Costs and expenses) and Clause 25.12 (Lenders’ indemnity to the Agent and Security Agent) shall include the cost of utilising the management time or other resources of the Agent or Security Agent (as applicable) and will be calculated on the basis of such reasonable daily or hourly rates as the Agent or Security Agent may notify to the Borrower and the other Finance Parties, and is in addition to any fee paid or payable to the Agent or Security Agent under Clause 10 (Fees).

(b)	Without prejudice to paragraph (a) above, in the event of:

(i)	a Default;

(ii)	the Security Agent being requested by a Transaction Obligor or the Majority Lenders to undertake duties which the Security Agent and the Borrower agree to be of an exceptional nature or outside the scope of the normal duties of the Security Agent under the Finance Documents; or

(iii)	the Security Agent and the Borrower agreeing that it is otherwise appropriate in the circumstances,

the Borrower shall pay to the Security Agent any additional remuneration that may be agreed between them or determined pursuant to paragraph (c) below.

(c)	If the Security Agent and the Borrower fail to agree upon the nature of the duties, or upon the additional remuneration referred to in paragraph (b) above or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Borrower or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrower) and the determination of any investment bank shall be final and binding upon the Parties.

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25.18	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25.19	Reliance and engagement letters

Each Finance Party and Secured Party confirms that each of the Arranger, the Agent and the Security Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arranger, the Agent or the Security Agent) the terms of any reliance letter or engagement letters relating to the Property Reports or any reports or letters provided by accountants, auditors or providers of due diligence reports in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those Property Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

25.20	No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Transaction Obligor to any of the Security Assets;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;

(c)	register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;

(d)	take, or to require any Transaction Obligor to take, any step to perfect its title to any of the Security Assets or to render the Transaction Security effective or to secure the creation of any ancillary Security under any law or regulation; or

(e)	require any further assurance in relation to any Security Document.

25.21	Insurance by Security Agent

(a)	The Security Agent shall not be obliged:

(i)	to insure any of the Security Assets;

(ii)	to require any other person to maintain any insurance; or

(iii)	to verify any obligation to arrange or maintain insurance contained in any Finance Document,

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and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

(b)	Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Majority Lenders request it to do so in writing and the Security Agent fails to do so within 14 days of receipt of that request.

25.22	Custodians and nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

25.23	Delegation by the Security Agent

(a)	Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

(b)	That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties.

(c)	No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate.

25.24	Additional Security Agents

(a)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:

(i)	if it considers that appointment to be in the interests of the Secured Parties;

(ii)	for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or

(iii)	for obtaining or enforcing any judgment in any jurisdiction,

and the Security Agent shall give prior notice to the Borrower and the Secured Parties of that appointment.

(b)	Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents), and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

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(c)	The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

25.25	Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Transaction Obligor may have to any of the Security Assets and shall not be liable for, or bound to require any Transaction Obligor to remedy, any defect in its right or title.

25.26	Winding up of trust

If the Security Agent, with the approval of the Agent, determines that:

(a)	all of the Secured Liabilities and all other obligations secured by the Security Documents have been fully and finally discharged;

(b)	no Secured Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to the Borrower pursuant to the Finance Documents, then the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Security Documents; and

(b)	any Security Agent which has resigned pursuant to Clause 25.13 (Resignation of the Agent and the Security Agent) shall release, without recourse or warranty, all of its rights under each Security Document.

25.27	Powers supplemental to Trustee Acts

The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Finance Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.

25.28	Disapplication of Trustee Acts

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

25.29	Releases

(a)	Upon a disposal of any of assets or a Property subject to any Transaction Security, and only when the Security Agent is satisfied (acting on the instruction of the Majority Lenders) that all amounts owed under the Finance Documents pursuant to that disposal have been irrevocably and unconditionally satisfied in full:

(i)	pursuant to the enforcement of the Transaction Security by a Receiver or the Security Agent; or

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(ii)	if that disposal is permitted under the Finance Documents; or

(iii)	the Majority Lenders have otherwise instructed the Security Agent to release that asset or property from the Transaction Security.

(b)	The Security Agent shall (at the cost of the Borrower) release that asset or property from the Transaction Security and is authorised to execute, without the need for any further authority from the Secured Parties, any release of the Transaction Security or other claim over that asset or property and to issue any certificates of non-crystallisation of floating charges that may be required or desirable. If the Security Agent is of the opinion that any amount paid to a Finance Party is capable of being avoided or set aside under any law applicable to liquidation, administration, receivership or insolvency, then the Security Agent may (following consultation with the Borrower) defer taking the action contemplated by this clause for such period as it may deem appropriate.

25.30	Retention of Documents

(a)	The Security Agent may (without any obligation to do so) hold title deeds and other documents relating to any of the Security Assets in such manner consistent with the Finance Documents as it sees fit (including allowing the Borrower or the Parent to retain them to the extent permitted under the Finance Documents) and it shall not be responsible for any loss incurred save by reason of its own gross negligence or wilful misconduct.

25.31	Basis of Distributions

To enable it to make any distribution, the Security Agent may fix a date as at which the amount of the Secured Liabilities is to be calculated and may require, and rely on, a certificate from any Secured Party given details of:

(a)	any sums due or owing to any Secured Party as at that date; and

(b)	such other matters as it thinks fit to the extent required for compliance with the Finance Documents.

25.32	No Duty to Collect Payments

The Security Agent shall not have any duty:

(a)	to ensure that any payment or other financial benefit in respect of any of the Security Assets is duly and punctually paid, received or collected; or

(b)	to ensure the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property accruing or offered at any time by way of interest, dividend, redemption, bonus, rights, preference, option, warrant or otherwise in respect of any of the Security Assets.

25.33	Lenders

The Security Agent shall be entitled to assume that each Lender is a Lender unless notified by the Agent to the contrary.

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25.34	Unwinding

Any appropriation or distribution which later transpires to have been or is agreed by the Security Agent to have been invalid or which has to be refunded shall be refunded and shall be deemed never to have been made.

26.	APPLICATION OF PROCEEDS

26.1	Order of application

Subject to Clause 26.2 (Prospective liabilities), all amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any part of the Transaction Security (for the purposes of this Clause 26, the “Recoveries”) shall be held by the Security Agent on trust to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this Clause 26), in the following order:

(a)	in discharging any sums owing to the Security Agent, any Receiver or any Delegate;

(b)	in payment of all costs and expenses incurred by the Agent or any Secured Party in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Agreement; and

(c)	in payment to the Agent for application in accordance with Clause 29.5 (Partial payments).

26.2	Prospective liabilities

Following acceleration the Security Agent may, in its discretion, hold any amount of the Recoveries in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) for later application under Clause 26.1 (Order of application) in respect of:

(a)	any sum to the Security Agent, any Receiver or any Delegate; and

(b)	any part of the Secured Liabilities,

that the Security Agent reasonably considers, in each case, might become due or owing at any time in the future.

26.3	Investment of proceeds

Prior to the application of the proceeds of the Recoveries in accordance with Clause 26.1 (Order of application) the Security Agent may, in its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) pending the application from time to time of those moneys in the Security Agent’s discretion in accordance with the provisions of this Clause 26.3.

26.4	Currency Conversion

(a)	For the purpose of, or pending the discharge of, any of the Secured Liabilities the Security Agent may convert any moneys received or recovered by the Security Agent from one currency to another, at a market rate of exchange.

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(b)	The obligations of the Borrower to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

26.5	Permitted Deductions

The Security Agent shall be entitled, in its discretion:

(a)	to set aside by way of reserve amounts required to meet, and to make and pay, any deductions and withholdings (on account of taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement; and

(b)	to pay all Taxes which may be assessed against it in respect of any of the Security Assets, or as a consequence of performing its duties, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

26.6	Good Discharge

(a)	Any payment to be made in respect of the Secured Liabilities by the Security Agent may be made to the Agent on behalf of the Finance Parties and any payment made in that way shall be a good discharge, to the extent of that payment, by the Security Agent.

(b)	The Security Agent is under no obligation to make the payments to the Agent under paragraph (a) above in the same currency as that in which the obligations and liabilities owing to the relevant Finance Party are denominated.

27.	CONDUCT OF BUSINESS BY THE SECURED PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Secured Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Secured Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Secured Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28.	SHARING AMONG THE FINANCE PARTIES

28.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from the Borrower other than in accordance with Clause 29 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

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(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.5 (Partial payments).

28.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 29.5 (Partial payments) towards the obligations of the Borrower to the Sharing Finance Parties.

28.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 28.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from the Borrower, as between the Borrower and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by the Borrower.

28.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the Borrower and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by the Borrower.

28.5	Exceptions

(a)	This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

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SECTION 11

ADMINISTRATION

29.	PAYMENT MECHANICS

29.1	Payments to the Agent

(a)	On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies.

29.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to the Borrower) and Clause 29.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

29.3	Distributions to the Borrower

The Agent may (with the consent of the Borrower or in accordance with Clause 30 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback and pre-funding

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

29.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

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(i)	first, in or towards payment pro rata of any unpaid amount owing to, the Agent, the Security Agent, any Receiver or any Delegate under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest and fees due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (vi) above. Any such variation may include the re-ordering of obligations set out in any such paragraph.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Borrower.

29.6	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.7	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.8	Currency of account

(a)	Subject to paragraphs (b) and (c) below:

(i)	sterling is the currency of account and payment for any sum due from the Borrower under any Finance Document with respect to a Loan utilised in sterling; and

(ii)	euro is the currency of account and payment for any sum due from the Borrower under any Finance Document with respect to a Loan utilised in euro.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than euro shall be paid in that other currency.

29.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in,

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the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent as it may in its absolute discretion.

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

29.10	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 35 (Amendments and waivers);

(e)	the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 29.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

30.	SET-OFF

A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the

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Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.	NOTICES

31.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

31.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of each Lender that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent and the Security Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

31.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or the Security Agent’s signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to the Borrower shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to the Parent.

(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

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31.4	Notification of address and fax number

Promptly upon changing its address or fax number, the Agent shall notify the other Parties.

31.5	Electronic communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)	Any such electronic communication as specified in paragraph (a) above to be made between the Borrower and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)	Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or the Security Agent shall specify for this purpose.

(d)	Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purposes of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 31.5.

31.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32.	CALCULATIONS AND CERTIFICATES

32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

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32.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of (a) 365 days in the case of any such amount in sterling, (b) 360 days in the case of any such amount in euro, or (c) in any case where the practice in the Relevant Market differs, in accordance with that market practice.

33.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No waiver or election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

35.	AMENDMENTS AND WAIVERS

35.1	Required consents

(a)	Subject to Clause 35.2 (All Lender matters) and Clause 35.3 (Other exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 35.

(c)	Without prejudice to the generality of paragraphs (c), (d) and (e) of Clause 25.8 (Rights and discretions), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

35.2	All Lender matters

An amendment, waiver or (in the case of a Security Document) a consent of, or in relation to, any term of a Finance Document that has the effect of changing or which relates to:

(a)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

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(c)	a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	a change in currency of payment of any amount under the Finance Documents;

(e)	an increase in any Commitment or the Total Commitments, an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments rateably under the Facility;

(f)	a change to the Borrower other than in accordance with Clause 24 (Changes to the Borrower);

(g)	any provision which expressly requires the consent of all the Lenders;

(h)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 7.3 (Mandatory prepayment), Clause 7.4 (Application of mandatory prepayments), Clause 23 (Changes to the Lenders), Clause 28 (Sharing among the Finance Parties), this Clause 35, Clause 38 (Governing law) or Clause 39.1 (Jurisdiction);

(i)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:

(i)	the Security Assets; or

(ii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed,

(except in the case of paragraphs (ii) and (iii) above, insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document); or

(j)	the release of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document;

shall not be made, or given, without the prior consent of all the Lenders.

35.3	Other exceptions

An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent or the Arranger (each in their capacity as such) may not be effected without the consent of the Agent, the Security Agent or the Arranger, as the case may be.

36.	CONFIDENTIAL INFORMATION

36.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 36.2 (Disclosure of Confidential Information) and Clause 36.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

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36.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Borrower and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 25.15 (Relationship with the other Finance Parties));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (i) or (ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 23.8 (Security over Lenders’ rights);

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(viii)	who is a Party, a member of the Group or any related entity of the Borrower; or

(ix)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (i), (ii) and (iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (v), (vi) and (vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party;

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Borrower if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information; and

(e)	to any investor or potential investor in a securitisation (or similar transaction of broadly equivalent economic effect) of that Finance Party’s rights or obligations under the Finance Documents, the size and term of the Facility and the name of the Borrower.

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36.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Transaction Obligors the following information:

(i)	names of Transaction Obligors;

(ii)	country of domicile of the Transaction Obligors;

(iii)	place of incorporation of Transaction Obligors;

(iv)	date of this Agreement;

(v)	Clause 38 (Governing law);

(vi)	the names of the Agent and the Arranger;

(vii)	date of each amendment of this Agreement;

(viii)	amount of Total Commitments;

(ix)	currency of the Facility;

(x)	type of Facility;

(xi)	ranking of Facility;

(xii)	Termination Date for Facility;

(xiii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xii) above; and

(xiv)	such other information agreed between such Finance Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or the Borrower by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Borrower represents that none of the information set out in paragraphs (a)(i) to (xiv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Borrower and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or the Borrower; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or the Borrower by such numbering service provider.

36.4	Entire agreement

This Clause 36 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential

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Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

36.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

36.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 36.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 36.

36.7	Continuing obligations

The obligations in this Clause 36 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Borrower under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

37.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

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SECTION 12

GOVERNING LAW AND ENFORCEMENT

38.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

39.	ENFORCEMENT

39.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 39.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

39.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(i)	irrevocably appoints Moor Park Capital Partners LLP, of 37-38 Margaret Street, W1G 0JF London (Attn: Mr Graydon Butler, COO) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower must immediately (and in any event within 15 days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

(c)	The Borrower expressly agrees and consents to the provisions of this Clause 39 and Clause 38 (Governing law).

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1

The Original Parties And Properties

PART I

The Original Lenders

Commitments

Name of Original Lender	Commitment	Treaty Passport Scheme reference number and jurisdiction of tax residence (if applicable)

M&G Real Estate Finance 2 Co S.à r.l.	€44,094,552	48/M/360869/DTTP Grand Duchy of Luxembourg

M&G Real Estate Finance 3 Co S.à r.l.	€63,041,994	48/M/364483/DTTP Grand Duchy of Luxembourg

M&G Real Estate Finance 3-B Co S.à r.l.	€20,863,454	48/M/361334/DTTP Grand Duchy of Luxembourg

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PART II

Initial Properties

		Allocated Loan	Net Purchase
Owner	Address of Property	Amount	Price

ARC Global II Rueil SCI	A 24,684 sqm office building, fully let to Sagemcom until January 2024, located at 250 Route de l’Empereur, 92500 Rueil- Malmaison, France;	€10,448,671	€66,000,000

ARC Global II Marseille SCI	A 3,894 sqm office building, 3,478 sqm of which is let to the Pole Emploi until July 2023, located at 24-28 Rue Jobin, Belle de Mai, 13003 Marseille, France;	€1,762,115	€10,727,580

ARC Global II Bordeaux SCI	A 14,143 sqm warehouse building, fully let to Auchan/ATAC until March 2024/January 2023, located in PEP du Bos Plan, 33750 Beychac et Caillaux, France,	€3,542,702	€16,800,000

ARC FWREAUK001, LLC	A 365,832 sq.ft. office building fully let to Foster Wheeler Energy Ltd with a guarantee from Foster Wheeler LLC until August 2024, located at Shinfield Park, Reading, RG2 9FW, UK,	£29,958,661	£98,250,000

ARC INGAMNE001, LLC	A 47,322 sqm office building fully to let ING Bank N.V. until June 2025, located at Haarlerbergweg 13-23, 1101 CH Amsterdam Zuidoost, The Netherlands;	€18,033,203	€88,000,000

ARC NCKWYDE001, LLC	A 126,078 sq.ft. office building fully let to NCR Financial Solutions Group Ltd with a guarantee from NCR Corporation until November 2026, located at The Discovery Centre, 3 Fulton Road, Dundee, DD2 4SW, UK;	£7,824,643	£11,100,000

ARC Global II Blois,	A 10,508 sqm office building fully	€604,136	€7,950,000

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		Allocated Loan	Net Purchase
Owner	Address of Property	Amount	Price

SCI	let to ATOS Worldline until December 2023, located at 19-21 rue de la Vallee Maillard, 41000 Blois, France;

ARC Global II Weilbach S.ar.l	A 28,668 sqm distribution centre fully let to ID Logistics with a guarantee from Ficopar SAS until October 2024, located at Reuboldstrasse 13, 63937 Weilbach, Germany; and	€7,260,704	€10,300,000

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PART III

Immediate Pipeline Properties

Owner	Address of Property	Allocated Loan Amount

HC Glasgow S.ar.l	A 873,119 sq.ft. office and distribution centre fully let to William Collins Sons & Co Ltd with guarantees from Harper Collins Publishers Ltd and News Corp UK & Ireland Ltd until August 2025, located at Bishopbriggs, Glasgow, G64 2QT, UK;	To be agreed prior to Utilisation

ARC Global II Amiens, SCI	A 52,560 sqm distribution centre fully let to ID Logistics with a guarantee from Ficopar SAS until November 2027, located at Route de Thennes, 80110 Moreuil, France;	To be agreed prior to Utilisation

ARC Global II Strasbourg SCI	A 36,998 sqm distribution centre fully let to ID Logistics with a guarantee from Ficopar SAS until November 2027, located at Route de Saessolsheim, 67700 Strasbourg, France; and	To be agreed prior to Utilisation

ARC Global II Brest, SCI	A 9,181 sqm office building let to DCNS until October 2024, located at 100 boulevard Francois Mitterand and 180 rue de Kerlaurent, 29490 Guipavas, France.	To be agreed prior to Utilisation

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SCHEDULE 2

Conditions Precedent

PART I

Conditions Precedent to Initial Utilisation

1.	Transaction Obligors

(a)	A copy of the constitutional documents of each Transaction Obligor and each Intermediate Holdco.

(b)	A copy of a resolution of the board of directors, or the board of managers, as applicable, of each Transaction Obligor and each Intermediate Holdco:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above and who will effectively sign any Finance Documents.

(d)	A copy of a resolution signed by all the holders of the issued shares (or equivalent) in each Transaction Obligor approving the terms of, and the transactions contemplated by, the Finance Documents to which the Transaction Obligor is a party, if applicable.

(d)	A certificate of each Transaction Obligor (signed by a director or a manager, as applicable) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on any Transaction Obligor to be exceeded.

(f)	A certificate of an authorised signatory of the relevant Transaction Obligor and each Intermediate Holdco certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the first Utilisation Date.

(g)	In relation to each Transaction Obligor and each Intermediate Holdco incorporated under the laws of the Grand Duchy of Luxembourg:

(i)	a copy excerpt from the Luxembourg Register of Commerce and Companies dated no earlier than one Business Day prior to the Initial Utilisation Date;

(ii)	a copy certificate of non inscription of judicial decision (certificat de non-inscription d’une décision judiciare) from the Luxembourg Register of Commerce and Companies dated no earlier than one Business Day prior to the Initial Utilisation Date and stating that no judicial decision has been registered with the Luxembourg Register of Commerce and Companies by application of article 13, items 2 to 11 and 13 and article 14 of the Luxembourg law dated 19 December 2002 relating to the register of commerce and companies as well as the accounting and the annual accounts of companies, as amended.

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(h)	A certificate of each Transaction Obligor and each Intermediate Holdco (signed by a director or a manager, as applicable) incorporated under the laws of the Grand Duchy of Luxembourg confirming that:

(i)	the entity is not subject to bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de la faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée) or, on the date hereof, in a state of cessation of payments (cessation de paiements) and has not lost its commercial creditworthiness (ébranlement de credit);

(ii)	the managers have not made any application, petition, order or resolution for the administration or winding up of the entity;

(iii)	the entity has not been served with an insolvency court’s order regarding protective measures taken as a consequence of a creditor’s application for the opening of insolvency proceedings with respect of its assets and has not otherwise been informed of such application; and

(iv)	the managers are not aware of any appointment of a receiver or administrator based on a filing for insolvency by a creditor of the entity.

(i)	A certificate of each Transaction Obligor and each Intermediate Holdco (signed by a director or a manager, as applicable) incorporated under the laws of the Grand Duchy of Luxembourg confirming that such Transaction Obligor complies with the Luxembourg law dated 31 May 1999 concerning the domiciliation of companies, as amended.

(j)	A copy of the Group Structure Chart.

2.	Financial Information

(a)	A pro forma balance sheet of the Borrower as at the first Utilisation Date.

(b)	The Original Financial Statements.

(c)	Evidence that the Initial Downstream Debt contemplated by the Initial Group Structure Chart has been put in place.

(d)	Evidence that the Accounts have been opened.

(e)	Copies of the bank mandates for the Accounts.

(f)	A copy of the Funds Flow Memorandum.

(g)	A copy of each Initial Asset-Level Finance Document (and a schedule listing these).

(h)	Satisfaction of the evidence required by each Lender and the Agent for the purposes of any pre-completion “know your customer” or similar identification procedures.

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(i)	Confirmation that (assuming a 1.36 GBP/EUR FX rate):

(i)	the Asset-Level Loans do not exceed in aggregate €190,630,000;

(ii)	the gross rental income from the Initial Properties is in excess of €36,900,000 per annum;

(iii)	the Net Rental Income is in excess of €37,900,000 per annum; and

(iv)	the day-one free cash flow after non-recoverable operating expenses, property management fees, SPV costs, senior interest, interest due under this Agreement and Corporate Income Taxes will be in excess of €15,000,000 per annum.

3.	Valuation and Survey

(a)	A copy of the Initial Valuation.

(b)	Confirmation that the Arranger has carried out a satisfactory inspection of the Properties at Amsterdam, Dundee, Glasgow, Reading and Rueil and that the Valuer has read the report on title and that the information in it does not adversely affect the market value of the Properties in the Initial Valuation.

(c)	The following due diligence reports on each Property addressed to the Finance Parties:

(i)	An environmental report;

(ii)	a structural due diligence report; and

(iii)	a valuation report.

4.	Insurance

(a)	Evidence, by way of a letter from the Borrower’s insurance brokers addressed to the Secured Parties, that the insurance cover in force in respect of each Property complies with the terms of this Agreement and the necessary premia have been paid.

(b)	An insurance valuation of each Property.

5.	Property

(a)	A copy of all title documents relating to the relevant Propco’s interests in each Property.

(b)	Copies of all Lease Documents in electronic format.

(c)	A report on title to each Property incorporating a report on the Lease Documents prepared by the Borrower’s solicitors and addressed to the Secured Parties.

(d)	An overview report prepared by the Security Agent’s solicitors on each report on title addressed to the Secured Parties.

6.	Security and other Finance Documents

(a)	This Agreement executed by all parties to it.

(b)	A copy of each Fee Letter executed by all parties to it.

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(c)	Each Security Document executed by all parties to it.

(d)	The Subordination Agreement executed by each party to it.

(e)	A copy of the notice to be delivered to the Account Bank.

7.	Property Manager

(a)	A copy of the appointment of the Property Manager.

(b)	A copy of the Asset Management Agreement (redacted to remove confidential information).

(c)	A Duty of Care Agreement between the Property Managers, the Asset Manager, the Borrower and the Security Agent.

8.	Tax

(a)	A copy of each final Tax Report capable of reliance by the Finance Parties.

(b)	A copy of the VAT registration certificate for each Propco that holds a Property situated in the UK.

(c)	Evidence that each Propco that holds a Property situated in the UK has duly opted to tax that Property and that H.M. Revenue & Customs has received that option.

(d)	Evidence that each Propco that holds a Property situated in the UK has obtained an approval of H.M. Revenue & Customs for the payment of rent by tenants without deduction of withholding tax.

9.	Legal opinions

(a)	A legal opinion of Linklaters LLP legal advisers to the Arranger in England substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	A legal opinion of Linklaters LLP legal advisers to the Arranger in Luxembourg substantially in the form distributed to the Original Lenders prior to signing the Mezzanine Facility Agreement.

(c)	A legal opinion of NautaDutilh Avocats Luxembourg S.à r.l., legal advisers to the Borrower in Luxembourg substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(d)	A legal opinion of Duane Morris LLP legal advisers to the Borrower in Delaware, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

10.	Other documents and evidence

(a)	Evidence that any process agent referred to in Clause 39.2 (Service of process), has accepted its appointment.

(b)	Evidence that any other fees, and the costs and expenses then due from the Borrower pursuant to Clause 10 (Fees) and Clause 15 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

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(c)	Evidence satisfactory to the Agent that each Lender has carried out and is satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(d)	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

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PART II

Conditions precedent required to be

Delivered In Respect of a Pipeline Property

1.	A copy of all acquisition documents in relation to that Pipeline Property.

2.	A copy of any finance and security document in relation to any Financial indebtedness incurred by a member of the group in relation to the Pipeline Property.

3.	A copy of the applicable valuation, certificate or report on title, tax report, corporate due diligence (if relevant), technical due diligence and environmental due diligence in relation to that Pipeline Property.

4.	Confirmation of the Allocated Loan Amount for that Pipeline Property.

5.	Confirmation of the net purchase price for that Pipeline Property.

6.	An updated Group Structure Chart.

7.	A funds flow memorandum for the acquisition.

8.	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the acquisition of that Pipeline Property.

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SCHEDULE 3

Utilisation Request

From:	[ARC Global II (Midco) S.à r.l.]

To:	[Agent]

Dated:

Dear Sirs

ARC Global II (Midco) S.à r.l.] – [€128,000,000] Facility Agreement
dated [              ] (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the
next Business Day)

Amount:	[ ] or, if less, the Available Facility

3.	We confirm that each condition specified in Clause 4.1(b) (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	The purpose of the Loan is [ ].

6.	[We confirm that you may deduct from the Loan (although the amount of the Loan will remain the amount requested above):

(a)	the outstanding balance of the arrangement fee being £[ ];

(b)	any commitment fee due and payable at the Utilisation Date;

(c)	[ ] fees; and

(d)	the fees of the Valuer and[ ].

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7.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
[The Borrower]

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SCHEDULE 4

Form of Transfer Certificate

To:	[ ] as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

ARC Global II (Midco) S.à r.l.] – [€128,000,000] Facility Agreement

dated [                    ] (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 23.5 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation and in accordance with Clause 23.5 (Procedure for transfer) all of the Existing Lender’s rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment and participation in Loans under the Agreement as specified in the Schedule.

(b)	The proposed Transfer Date is[ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 23.4 (Limitation of responsibility of Existing Lenders).

4.	The Existing Lender and the New Lender hereby expressly accept and confirm, for the purposes of articles 1278 and 1281 of the Luxembourg Civil Code, that notwithstanding any assignment, transfer and/or novation permitted under, and made in accordance with the provisions of the Agreement, the Finance Documents to which the Existing Lender is a party and the guarantee given under the Agreement shall be preserved for the benefit of any assignee.

5.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

7.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

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The Schedule

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payme nts,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [ ].

[Agent]

By:

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SCHEDULE 5

Form of Assignment Agreement

To:	[ ] as Agent and [ ] as Borrower

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

ARC Global II (Midco) S.à r.l. – [€128,000,000] Mezzanine Facility Agreement

dated [                ] (the “Agreement”)

1.	We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 23.6 (Procedure for assignment):

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment and participations in Loans under the Agreement as specified in the Schedule.

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment and participations in Loans under the Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.[1]

3.	The proposed Transfer Date is[ ].

4.	On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 23.4 (Limitation of responsibility of Existing Lenders).

7.	This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 23.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower), to the Borrower of the assignment referred to in this Assignment Agreement.

8.	The Existing Lender and the New Lender hereby expressly accept and confirm, for the purposes of articles 1278 and 1281 of the Luxembourg Civil Code, that notwithstanding any assignment, transfer and/or novation permitted under, and made in accordance with the provisions of the

[1]	If the Assignment Agreement is used in place of a Transfer Certificate in order to avoid a novation of rights/obligations for reasons relevant to a civil jurisdiction, local law advice should be sought to check the suitability of the Assignment Agreement due to the assumption of obligations contained in paragraph 2(c). This issue should be addressed at primary documentation stage.

132

Agreement, the Finance Documents to which the Existing Lender is a party and the guarantee given under the Agreement shall be preserved for the benefit of any assignee.

9.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

10.	This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

11.	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

The Schedule

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments ]

[Existing Lender]	[New Lender]

By:	By:

This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [                   ]

Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

Note: The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender’s interest in the Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

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SCHEDULE 6

Form of Compliance Certificate

[Letterhead of ARC Global II (Midco) S.à r.l.]

To:	[ ] as Agent

From:	[ARC Global II (Midco) S.à r.l.]

Dated:

Dear Sirs

ARC Global II (Midco) S.à r.l. – [€128,000,000] Mezzanine Facility Agreement

dated [                   ] (the “Agreement”)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

(a)	Loan to Value is [ ] per cent.;

(b)	Mezzanine LTPP is [ ] per cent.; and

(c)	Projected DSCR is [ ] per cent.

3.	We set out below calculations establishing the figures in paragraph 2 above:

[                   ].

4.	[We confirm that no Default is continuing.][2]

Signed:
	Director	Director

	of	of

	[company]	[company]

[2]	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

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SCHEDULE 7

Timetables

“D -    ” refers to the number of Business Days before the relevant Utilisation Date.

	Loans in sterling	Loans in euro

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	D-5 10:00 a.m.	D-5 10:00 a.m.

Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	D-1 11:00 a.m.	D-3 11:00 a.m.

“D -    ” refers to the number of Business Days before the relevant Utilisation Date.

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SIGNATURES

The Borrower

ARC GLOBAL II (MIDCO) S.À R.L.

By:

Address: 9A Boulevard Prince Henri, L-1724 Luxembourg, Grand Duchy of Luxembourg

The Arranger

M&G INVESTMENT MANAGEMENT LIMITED

By:

Address: Governor’s House, Laurence Pountney Lane, EC4R 0HH

Fax: +44 207 548 3419

Attention: Peter Foldvari

The Agent

Signed by CBRE LOAN SERVICING	)
LIMITED acting by	)
Authorised Signatory

Authorised Signatory

Address for notices: Henrietta House, Henrietta Place, London W1G 0NB

Fax: +44 (0) 207 182 2198

Att: Gerard Nation/Steve Ambridge

The Security Agent

Signed by CBRE LOAN SERVICING	)
LIMITED acting by	)
Authorised Signatory

Authorised Signatory

Address for notices: Henrietta House, Henrietta Place, London W1G 0NB

Fax: +44 (0) 207 182 2198

Att: Gerard Nation/Steve Ambridge

The Original Lenders

M&G REAL ESTATE FINANCE 2 CO S.À R.L.

By:

Address: 51 Avenue JF Kennedy, Kirchberg, L1855 Luxembourg, Grand Duchy of Luxembourg

Fax: +352 27 61 62 2

Attention: Rolf Caspers

M&G REAL ESTATE FINANCE 3 CO S.À R.L.

By:

Address: 51 Avenue JF Kennedy, Kirchberg, L1855 Luxembourg, Grand Duchy of Luxembourg

Fax: +352 27 61 62 2

Attention: Rolf Caspers

M&G REAL ESTATE FINANCE 3-B CO S.À R.L.

By:

Address: 51 Avenue JF Kennedy, Kirchberg, L1855 Luxembourg, Grand Duchy of Luxembourg

Fax: +352 27 61 62 2

Attention: Rolf Caspers